                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): MARCH 4, 2003
                                                         -----------------


                         FAIRPOINT COMMUNICATIONS, INC.
             (Exact Name of Registrant as specified in its charter)



     DELAWARE                             333-56365                       13-3725229
------------------                   --------------------            -------------------------
State or other jurisdiction            (Commission File                     (IRS Employer
   of incorporation)                        Number)                       Identification No.)



      521 EAST MOREHEAD STREET, SUITE 250, CHARLOTTE, NORTH CAROLINA 28202
      ----------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)



       Registrant's telephone number, including area code: (704) 344-8150
                                                          ---------------


                                      N/A
                                    ------
         (Former name or former address, if changed since last report):

Item 5.      Other Events.


             FairPoint Communications, Inc. (the "Company") announced on March 4, 2003 that it has priced at par an offering of $225 million principal amount of 11 7/8% Senior Notes due 2010. The senior notes were offered through a private placement.

           The offering of the senior notes is part of a refinancing plan (the "Refinancing") that will reduce debt amortization requirements under the Company's credit facility and extend the average life of the Company's indebtedness. The Company believes that successful completion of the Refinancing will improve its financial and operating flexibility and enhance its ability to pursue its business strategy.

            The elements of the Refinancing are: (i) the offering of the senior notes; (ii) the repayment in full of all borrowings (and permanent reduction of commitments) under the existing revolving and acquisition credit facilities (RF tranche and AF tranche) and the term loan B facility of the Company's credit facility; (iii) the amendment and restatement of the Company's existing credit facility which is expected to provide for (A) a new revolving facility of up to $70 million ($60 million of which has been committed as of March 4, 2003), (B) a new $30 million term loan A facility, which will be drawn in full at the closing of the offering of the senior notes, (C) rescheduled amortization of the term loan C facility, and (D) less restrictive covenants; and (iv) the repayment of $2.2 million principal amount of indebtedness under the credit facility of FairPoint Carrier Services, Inc., formerly known as FairPoint Communications Solutions Corp. The Company will also use a portion of the proceeds from the offering of senior notes to consummate the repurchase of certain shares of its Series A Preferred Stock and a portion of its outstanding senior subordinated notes.

            The statements herein that are not historical facts are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, our high leverage, risks and uncertainties relating to economic conditions and trends, acquisitions and divestitures, growth and expansion, telecommunication regulation, changes in technology, product acceptance, the ability to construct, expand and upgrade its services and facilities, and other risks discussed in the reports that FairPoint files from time to time with the U.S. Securities and Exchange Commission. FairPoint does not undertake to update any forward-looking statements herein or with respect to matters described herein.

Item 9.      Regulation FD Disclosure

       In connection with the Company's private placement of senior notes, the following information was provided to potential investors.

            "FairPoint," "our company," "we," "us," or "our" refer to the combined businesses of FairPoint Communications, Inc. and all of its subsidiaries. All references to the "Company" refer to FairPoint
Communications, Inc., excluding its subsidiaries, and references to "Carrier Services" refer to FairPoint Carrier Services, Inc. (formerly known as FairPoint Communications Solutions Corp.) and its subsidiaries.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                                               YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------------
                                                                1998        1999        2000        2001        2002
                                                              ---------   ---------   ---------   ---------   ---------
STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $ 91,168    $136,422    $195,696    $235,213    $235,860
Operating expenses(1).......................................    70,490     106,789     156,980     175,202     160,256
                                                              --------    --------    --------    ---------   --------

Income from operations......................................    20,678      29,633      38,716      60,011      75,604
Interest expense(2).........................................   (27,170)    (50,464)    (59,556)    (81,053)    (79,796)
Other income (expense), net(3)..............................    (1,180)      4,892      13,281      (1,874)     (1,549)
                                                              --------    --------    --------    ---------   --------

Loss from continuing operations before income taxes.........    (7,672)    (15,939)     (7,559)    (22,916)     (5,741)
Income tax (expense) benefit(3).............................     2,164      (2,179)     (5,607)       (431)       (518)
Minority interest in income of subsidiaries.................       (80)       (100)         (3)         (2)         (2)
                                                              --------    --------    --------    ---------   --------

Loss from continuing operations.............................    (5,588)    (18,218)    (13,169)    (23,349)     (6,261)

Income (loss) from discontinued operations..................    (2,412)    (10,822)    (75,948)   (188,251)     19,500
                                                              --------    --------    --------    ---------   --------

Net income (loss)...........................................    (8,000)    (29,040)    (89,117)   (211,600)     13,239
Redeemable preferred stock dividends and accretion..........        --          --          --          --     (11,918)
                                                              --------    --------    --------    ---------   --------
Net income (loss) attributable to common shareholders.......  $ (8,000)   $(29,040)   $(89,117)   $(211,600)  $  1,321
                                                              ========    ========    ========    =========   ========

OPERATING DATA:
RLEC revenues(4)............................................  $ 86,724    $133,835    $191,778    $225,070    $228,543
Adjusted RLEC EBITDA(5).....................................    44,076      69,015     111,403     123,564     132,685
Adjusted RLEC EBITDA margin(6)..............................      50.8%       51.6%       58.1%       54.9%       58.1%
Depreciation and amortization(7)............................  $ 20,041    $ 30,885    $ 47,070    $ 56,064    $ 47,060
Capital expenditures........................................    10,917      28,293      50,253      43,701      39,454
Total access lines in service...............................   129,649     150,612     235,823     244,626     243,408
  Residential...............................................   103,656     120,387     184,798     191,570     191,598
  Business..................................................    25,993      30,225      51,025      53,056      51,810

PRO FORMA DATA(8):
RLEC cash interest expense.................................................................................     90,008
Ratio of Adjusted RLEC EBITDA to RLEC cash interest expense................................................        1.5x
Ratio of RLEC net senior debt to Adjusted RLEC EBITDA(9)...................................................        3.0x
Ratio of RLEC total net debt to Adjusted RLEC EBITDA(10)...................................................        6.0x

                                                                                                      DECEMBER 31, 2002
                                                                                                  -------------------------
                                                                                                                   AS
                                                                                                   ACTUAL     ADJUSTED(11)
                                                                                                  ---------   -------------
BALANCE SHEET DATA:
Cash...........................................................................................   $  5,572      $     176
Working capital deficit........................................................................    (27,358)       (30,944)
Total assets...................................................................................    829,253        831,552
Total long-term debt...........................................................................    804,190        816,981
RLEC total long-term debt(12)..................................................................    775,361        790,329
Series A Preferred Stock.......................................................................     90,307         78,844
Total shareholders' deficit....................................................................   (146,150)      (145,179)

------------------------------
(1) On January 1, 2002, the Company adopted SFAS No. 142, "Business Combinations." Pursuant to the requirements of SFAS No. 142, the Company ceased amortizing goodwill beginning January 1, 2002, and instead tests for goodwill impairment annually. Amortization expense for goodwill and equity method goodwill was $3,332, $5,497, $9,950, and $12,180 for the fiscal years ended December 31, 1998, 1999, 2000 and 2001, respectively. Depreciation and amortization excludes amortization of debt issue costs.

(2) Interest expense includes amortization of debt issue costs aggregating $1,368, $1,575, $2,362, $4,018 and $3,664 for the fiscal years ended
    December 31, 1998, 1999, 2000, 2001 and 2002, respectively. In 1999, interest expense includes $13,331 related to the retirement of put warrants of one of our subsidiaries.

(3) On January 1, 2001, the Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities," as amended by SFAS No. 138. On the date of adoption, the Company recorded a cumulative adjustment of $4,664 in accumulated other comprehensive income for the fair value of interest rate swaps. Because the interest rate swaps do not qualify as accounting hedges under SFAS No. 133, the change in fair value of the interest rate swaps are recorded as non-operating gains or losses, which the Company classifies in other income (expense). The Company also recorded other income (expense) in 2001 and 2002 for the amortization of the transition adjustment of the swaps initially recognized in accumulated other comprehensive income.

    In the second quarter of 2002, the Company adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections." This statement eliminates the requirement that gains and losses from the extinguishment of debt be required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Accordingly, the Company has reclassified the loss and income tax benefit associated with the extinguishment of debt in 1998, which was previously reported as an extraordinary loss of $2,521. The reclassifications decreased nonoperating other income (expense) by $4,276 and increased income tax benefit by $1,755 in 1998.

(4) "RLEC revenues" means revenues of the Company and its subsidiaries, excluding Carrier Services.

(5) "EBITDA" means net income (loss) from continuing operations before interest expense, income taxes, and depreciation and amortization. "Adjusted RLEC EBITDA" means EBITDA of the Company and its subsidiaries, adjusted to exclude the effects of: (i) changes in the fair value of the interest rate swaps and related amortization of the transition adjustment required following the adoption of SFAS No. 133, (ii) non-cash stock based compensation expense, (iii) losses from the extinguishment of debt,
    (iv) impairment losses for declines in the fair value of investments "other-than-temporary", and (v) Carrier Services' EBITDA. We believe that EBITDA is generally considered as useful information regarding a company's ability to incur and service debt. While providing useful information, EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with generally accepted accounting principles. Adjusted
    RLEC EBITDA is calculated as follows (in thousands):

                                                                            YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------------
                                                                1998        1999        2000        2001        2002
                                                              ---------   ---------   ---------   ---------   ---------
Loss from continuing operations.............................   $(5,588)   $(18,218)   $(13,169)   $(23,349)   $ (6,261)
Adjustments:
  Interest expense(2).......................................    27,170      50,464      59,556      81,053      79,796
  Provision for income taxes................................    (2,164)      2,179       5,607         431         518
  Depreciation and amortization.............................    20,041      30,885      47,070      56,064      47,060
                                                               -------    --------    --------    ---------   --------
EBITDA......................................................    39,459      65,310      99,064     114,199     121,113
Adjustments:
  Interest rate swaps(13)...................................        --          --          --       8,134        (698)
  Non-cash stock based compensation.........................        --       3,386      12,323       1,337         924
  Loss on extinguishment of debt............................     4,276          --          --          --          --
  Impairment of investments.................................        --          --          --          --      12,568
  Carrier Services EBITDA...................................       341         319          16        (106)     (1,222)
                                                               -------    --------    --------    ---------   --------
Adjusted RLEC EBITDA........................................   $44,076    $ 69,015    $111,403    $123,564    $132,685
                                                               =======    ========    ========    =========   ========

(6) "Adjusted RLEC EBITDA margin" means Adjusted RLEC EBITDA as a percentage of RLEC revenues.

(7) Depreciation and amortization excludes amortization of debt issue costs referred to in note (2) above.

(8) The pro forma data reflects cash interest expense assuming the Refinancing, the repurchase of shares of our Series A Preferred Stock and the repurchase of a portion of our senior subordinated notes were consummated on January 1, 2002 and that RLEC total long-term debt was $790,329 as of December 31, 2002. Cash interest expense excludes the amortization of debt issue costs. As a result, pro forma cash interest expense increased to $90,008. The $90,008 of cash interest expense includes $10,219 in payments on interest rate swaps.

(9) "RLEC net senior debt" means senior debt of the Company and its subsidiaries less cash on hand, excluding Carrier Services' debt.

(10) "RLEC total net debt" means total debt of the Company and its subsidiaries less cash on hand, excluding Carrier Services' debt.

(11) Adjusted to give effect to the Refinancing, the repurchase of shares of our Series A Preferred Stock and the repurchase of a portion of our senior subordinated notes.

(12) "RLEC total long-term debt" means long-term debt of the Company and its subsidiaries, excluding Carrier Services' debt.

(13) Represents an increase or decrease in the estimated amount we would have to pay to cancel or transfer to third parties interest rate swaps to which we are a party. Interest rate swaps with notional amounts of $75,000 and $100,000 expire in May 2003 and November 2003, respectively.

                                USE OF PROCEEDS

    The gross proceeds from the sale of the senior notes will be $225.0 million. The following table sets forth the estimated sources and uses of funds in connection with the Refinancing assuming the Refinancing had occurred on December 31, 2002.

                                                              (IN MILLIONS)
SOURCES OF FUNDS:
Senior Notes................................................      $225.0
New term loan A(1)..........................................        30.0
New revolving facility(2)...................................         0.0
Cash........................................................         5.4
                                                                  ------
  Total Sources of Funds....................................      $260.4
                                                                  ======
USES OF FUNDS:
Repay RF revolving loans(3).................................      $ 60.0
Repay AF revolving loans(3).................................        97.7
Repay term loan B(4)........................................        65.5
Repurchase Series A Preferred Stock(5)......................         8.6
Repurchase 9 1/2% Senior Subordinated Notes(6)..............         7.9
Repurchase 12 1/2% Senior Subordinated Notes(7).............         6.1
Repay Carrier Services debt(8)..............................         1.5
Fees and expenses...........................................        13.1
                                                                  ------
Total Uses of Funds.........................................      $260.4
                                                                  ======

--------------------------
(1) Tranche A term loans under our new credit facility are expected to mature on March 31, 2007 and are expected to bear interest per annum at either a base rate plus 3.00% or LIBOR plus 4.00%.

(2) Under the new revolving facility, we expect to have revolving loan availability of up to $70 million ($60 million of which has been committed as of March 4, 2003). Loans under the new revolving facility are expected to mature on March 31, 2007 and are expected to bear interest per annum at either a base rate plus 3.00% or LIBOR plus 4.00%.

(3) Represents all tranche RF and tranche AF revolving loans under our credit facility. All existing revolving loans under our credit facility mature on September 30, 2004 and bear interest per annum at LIBOR plus 2.75%. We have used the proceeds from borrowings under these facilities to fund acquisitions, capital expenditures and for general corporate purposes.

(4) Represents all tranche B term loans under our credit facility. Tranche B term loans under our credit facility mature on March 31, 2006 and bear interest per annum at LIBOR plus 3.75%. The current amortization for tranche B term loans requires increasing quarterly payments of principal. We have used the proceeds from such borrowings to fund acquisitions.

(5) We will repurchase $13.3 million liquidation preference of Series A Preferred Stock at approximately 65% of its liquidation preference. Our Series A Preferred Stock was issued to lenders under the Carrier Services credit facility in connection with the restructuring of such credit facility. The Series A Preferred Stock is non-voting, except as required by applicable law, and is not convertible into common stock of the Company. The Series A Preferred Stock provides for the payment of dividends at a rate equal to 17.428% per annum. Dividends on the Series A Preferred Stock are payable, at the option of the Company, either in cash or in additional shares of Series A Preferred Stock.

(6) We will repurchase approximately $9.8 million aggregate principal amount of our outstanding 9 1/2% Senior Subordinated Notes due 2008, plus accrued and unpaid interest thereon.

(7) We will repurchase approximately $7.0 million aggregate principal amount of our outstanding 12 1/2% Senior Subordinated Notes due 2010, plus accrued and unpaid interest thereon.

(8) The Company will contribute this amount to Carrier Services to repay
    $2.2 million principal amount of loans made by Wachovia Bank, National Association under the Carrier Services credit facility, at approximately 30% discount to par. Loans under the Carrier Services credit facility mature on May 10, 2007 and bear interest at 8% per annum. Carrier Services used the proceeds from such borrowings to fund its now discontinued CLEC business.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 2002:

    - on an actual basis; and

    - on an as adjusted basis to give effect to the Refinancing, the repurchase of the Series A Preferred Stock and the repurchase of the senior subordinated notes.

                                                                DECEMBER 31, 2002
                                                              ----------------------
                                                                              AS
                                                                ACTUAL     ADJUSTED
                                                              ----------   ---------
                                                              (DOLLARS IN THOUSANDS)
Cash(1).....................................................  $   5,572    $    176
                                                              =========    ========

Long-term debt, including current portion:
  Our credit facility:
    New revolving facility(2)...............................  $      --    $     --
    RF revolving loans......................................     60,000          --
    AF revolving loans......................................     97,720          --
    New term loan A.........................................         --      30,000
    Term loan B.............................................     65,519          --
    Term loan C.............................................    128,539     128,539
  Senior Notes..............................................         --     225,000
  9 1/2% Senior Subordinated Notes due 2008.................    125,000     115,207
  Floating Rate Notes due 2008..............................     75,000      75,000
  12 1/2% Senior Subordinated Notes due 2010................    200,000     193,000
  Other debt................................................     23,583      23,583
                                                              ---------    --------
  RLEC total long-term debt.................................    775,361     790,329
  Carrier Services debt.....................................     28,829      26,652
                                                              ---------    --------
    Total consolidated long-term debt.......................    804,190     816,981
  Series A Preferred Stock..................................     90,307      78,844
  Total stockholders' equity (deficit)(3)...................   (146,150)   (145,179)
                                                              ---------    --------
    Total capitalization....................................  $ 748,347    $750,646
                                                              =========    ========

------------------------

(1) "As Adjusted" cash as of December 31, 2002 reflects a use of cash of $5.4 million representing the difference between proceeds of $255.0 million from the issuance of the senior notes and the new term loan A facility and cash payments of $260.4 million for the retirement of long-term debt, the repurchase of Series A Preferred Stock, the repurchase of senior subordinated notes and transaction expenses.

(2) Under the new revolving facility, the Company is expected to have revolving loan availability of up to $70 million ($60 million of which has been committed as of March 4, 2003).

(3) "As Adjusted" total stockholders' deficit will decrease by $1.0 million as a result of a $0.7 million gain on the extinguishment of a portion of the debt under the Carrier Services credit facility, a $2.8 million gain on the extinguishment of a portion of the Series A Preferred Stock and a $2.8 million gain on the extinguishment of a portion of the senior subordinated notes, net of a loss of $5.3 million for the write-off of debt issue costs related to the extinguishment of debt.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    We are a leading provider of telecommunications services in rural communities, offering an array of services including local voice, long distance, data and Internet primarily to residential customers. According to an industry source, we believe that we are the 16th largest local telephone company in the United States, with over 243,000 access lines in service as of December 31, 2002. For the year ended December 31, 2002, we generated RLEC revenues and Adjusted RLEC EBITDA of $228.5 million and $132.7 million, respectively.

    We were incorporated in February 1991 for the purpose of acquiring and operating telephone companies in rural markets. Since our inception, we have acquired 29 such businesses, which are located in 18 states. All of our telephone company subsidiaries qualify as rural local exchange carriers, or RLECs, under the Telecommunications Act of 1996, or the Telecommunications Act. RLECs are generally characterized by stable operating results and strong cash flow margins and operate in generally supportive regulatory environments. In particular, pursuant to existing state and federal regulations, we are able to charge rates that enable us to recover our operating costs, plus a reasonable rate of return on our invested capital (as determined by the relevant regulatory authorities). In addition, because RLECs primarily serve sparsely populated rural areas and small towns, competition is typically limited due to the generally unfavorable economics of constructing and operating competitive systems in such areas and difficulties inherent in reselling such services to a predominantly residential customer base.

REVENUES

    We derive our revenues from:

    - LOCAL CALLING SERVICES. We receive revenues from providing local exchange telephone services, including monthly recurring charges for basic service, usage charges for local calls and service charges for special calling features.

    - UNIVERSAL SERVICE FUND, OR USF. We receive payments from the USF to support the high cost of providing local telephone services in rural locations.

    - INTERSTATE ACCESS REVENUE. These revenues are primarily based on a regulated return on rate base and recovery of allowable expenses associated with the origination and termination of toll calls both to and from our customers. Interstate access charges to long distance carriers and other customers are based on access rates filed with the FCC.

    - INTRASTATE ACCESS REVENUE. These revenues consist primarily of charges paid by long distance companies and other customers for access to our networks in connection with the origination and/or termination of long distance telephone calls both to and from our customers. Intrastate access charges to long distance carriers and other customers are based on access rates filed with the state regulatory agencies.

    - LONG DISTANCE SERVICES. We receive revenues for long distance services to our retail and wholesale long distance customers.

    - DATA AND INTERNET SERVICES. We receive revenues from monthly recurring charges for services, including digital subscriber line, special access, private lines, Internet and other services.

    - OTHER SERVICES. We receive revenues from other services, including billing and collection, directory services and sale and maintenance of customer premise equipment.

The following summarizes our revenues and percentage of revenues from continuing operations from these sources:

                                          REVENUES (IN THOUSANDS)               % OF REVENUES
                                          YEARS ENDED DECEMBER 31          YEARS ENDED DECEMBER 31
                                       ------------------------------   ------------------------------
REVENUE SOURCE                           2000       2001       2002       2000       2001       2002
--------------                         --------   --------   --------   --------   --------   --------
Local calling services...............  $43,624    $52,056    $55,296         22%        22%        23%
USF--high cost loop support..........   12,390     19,119     22,601          6%         8%        10%
Interstate access revenue............   53,115     68,102     67,955         27%        29%        29%
Intrastate access revenue............   49,944     49,302     44,688         26%        21%        19%
Long distance services...............   12,816     20,050     17,270          7%         9%         7%
Data and Internet services...........    4,445      7,352      9,599          2%         3%         4%
Other services.......................   19,362     19,232     18,451         10%         8%         8%

OPERATING EXPENSES

    Our operating expenses are categorized as operating expenses; depreciation and amortization; and stock-based compensation.

    - Operating expenses include costs incurred in connection with the operation of our central offices and outside plant facilities and related operations. In addition to the operational costs of owning and operating our own facilities, we also purchase long distance services from the RBOCs, large independent telephone companies and third party long distance providers. In addition, our operating expenses include expenses relating to sales and marketing, customer service and administration and corporate and personnel administration.

    - Depreciation and amortization includes depreciation of our communications network and equipment. Prior to January 1, 2002, and the implementation of SFAS No. 142, this category also included amortization of goodwill relating to our acquisitions.

    - Stock-based compensation consists of non-cash compensation charges incurred in connection with the employee stock options of our executive officers, and stockholder appreciation rights agreements granted to two executive officers.

    ACQUISITIONS

    Our past acquisitions have had a major impact on our operations.

    - During 2002, we made no acquisitions.

    - During 2001, we acquired one RLEC and certain assets of additional telephone exchanges for an aggregate purchase price of $24.2 million, which included $0.7 million of acquired debt. At the respective dates of acquisition, these businesses served an aggregate of approximately 5,600 access lines.

    - During 2000, we acquired four RLECs for an aggregate purchase price of $363.1 million, which included $86.9 million of acquired debt. At the respective dates of acquisition, these companies served an aggregate of approximately 79,500 access lines.

    STOCK-BASED COMPENSATION

    In March 2002, we recognized a non-cash compensation benefit of $0.2 million associated with the reduction in estimated fair market value of the stockholder appreciation rights agreements. In

December 2002, an additional charge of $0.1 million was recognized in connection with these agreements. This benefit was offset by a non-cash compensation charge of $1.2 million in connection with the modification of employee stock options by one of our executive officers.

    In December 2001, we recognized a non-cash compensation charge of $2.2 million in connection with the modification of employee stock options by one of our executive officers. This charge was offset by a non-cash compensation benefit of $0.9 million associated with the reduction in estimated fair market value of the stockholder appreciation rights agreements.

    In January 2000, we recognized a non-cash compensation charge of $12.3 million. The charge consisted of compensation expense of $3.8 million recognized in connection with the modification of employee stock options and the settlement of employee stock options for cash by one of our principal shareholders. The compensation expense also included the settlement of a cash payment obligation between certain of our employee-shareholders and our principal shareholders under their pre-existing shareholder's agreement for $8.5 million.

    DISCONTINUED OPERATIONS

    In November 2001, we decided to discontinue the CLEC operations of Carrier Services. This decision was a proactive response to the deterioration in the capital markets, the general slow-down of the economy and the slower-than-expected growth in Carrier Services CLEC operations.

    Prior to our decision to discontinue Carrier Services' CLEC operations, Carrier Services entered into an agreement on October 19, 2001 to sell certain of its assets in the Northwest to ATG. On November 7, 2001, Carrier Services entered into an agreement to sell certain of its assets in the Northeast to Choice One. Included in the terms of the Choice One sales agreement was an opportunity for Carrier Services to earn additional restricted shares of Choice One common stock based on the number of access lines converted to the Choice One operating platform. Carrier Services earned 1,000,000 restricted shares of Choice One common stock under these provisions. These shares were recognized as a gain of approximately $0.8 million within discontinued operations during the second quarter of 2002.

    In addition, Carrier Services notified its remaining customers in the Southwest, Southeast, and Mid-Atlantic competitive markets to find alternative carriers. The transition of customers to ATG, Choice One and alternative carriers was completed in April 2002. As a result of these transactions and the transition of all Carrier Services customers to other service providers, Carrier Services has completed the disposition of its CLEC operations.

    Carrier Services will continue to provide wholesale long distance services and support to our RLEC subsidiaries and other independent local exchange companies. These services allow such companies to operate their own long distance communication services and sell such services to their respective customers. Our long distance business is included as part of continuing operations in the accompanying financial statements.

RESULTS OF OPERATIONS

    YEAR ENDED DECEMBER 31, 2002 COMPARED WITH YEAR ENDED DECEMBER 31, 2001

    REVENUES FROM CONTINUING OPERATIONS.

    Revenues from continuing operations increased $0.7 million to $235.9 million in 2002 compared to $235.2 million in 2001. Of this increase, $4.3 million was attributable to revenues from companies we acquired in 2001. This was offset by a reduction of $0.8 million in revenues from our earlier acquired RLECs and a decrease in revenues of $2.8 million attributable to revenues from our wholesale long distance company. We derived our revenues from the following sources.

    LOCAL CALLING SERVICES. Local calling service revenues increased
$3.3 million from $52.0 million to $55.3 million, including an increase of $2.1 million from an increase in the number of access lines and local services provided in our earlier acquired RLEC companies, as well as an increase of $1.2 million from the companies we acquired in 2001.

    USF HIGH COST LOOP. USF high cost loop receipts increased $3.5 million to $22.6 million in 2002 from $19.1 million in 2001. Our earlier acquired RLEC companies accounted for $3.3 million of the increase with the balance obtained from companies we acquired in 2001. The support from the high cost loop fund is associated with historical expense levels of our companies that exceed the national average cost per loop.

    INTERSTATE ACCESS. Interstate access revenues were relatively flat from year to year, decreasing $0.2 million from $68.1 million in 2001 to $67.9 in 2002. A reduction of $1.2 million from our earlier acquired RLEC's is offset by $1.0 million associated with companies we acquired in 2001. The $1.2 million revenue reductions are due mainly to our cost reductions at acquired entities, which correspondingly lowered our rate base. During the last two years, the FCC's Rural Task Force, or RTF, and Multi-Association Group, or MAG, made certain modifications to the USF that removed implicit universal service support from access charges and made it explicit support. Our interstate revenues include $16.5 million in explicit support received from the USF and have been offset by reductions in interstate access rates, resulting in an overall revenue neutral effect on our operating companies.

    INTRASTATE ACCESS. Intrastate access revenues decreased $4.6 million from $49.3 million in 2001 to $44.7 in 2002. An increase of $1.6 million from companies we acquired in 2001 was offset by a reduction of $6.2 million from our earlier acquired RLECs. The decrease was mainly due to rate and state support reductions in Maine, Kansas, Vermont and Illinois. We continue to expect downward pressure on our intrastate access rates. To the extent these pressures reduce our earnings levels below authorized rates of return, our companies are allowed to file and seek approval from the state public utility commissions for recovery of these reductions through increases in local rates and, where they exist, state universal service funds.

    LONG DISTANCE SERVICES. Long distance services revenues decreased
$2.8 million from $20.0 million in 2001 to $17.2 million in 2002, all attributed to reduction in Carrier Services long distance wholesale operations. Wholesale customers were lost when one of our underlying wholesale carriers declared bankruptcy.

    DATA AND INTERNET SERVICES. Data and Internet services revenues increased $2.2 million from $7.4 million in 2001 to $9.6 million in 2002, including an increase of $0.1 million from acquisitions and an increase of $2.1 million as a result of increased service offerings to our customers of our earlier acquired RLEC businesses.

    OTHER. Other revenues decreased by $0.8 million from $19.2 million in 2001 to $18.4 million in 2002 as other revenue contributed by the companies we acquired in 2001 of $0.1 million was offset by a reduction in other revenues of $0.9 million from our earlier acquired RLEC operations. This decrease is mainly associated with reductions in billing and collections revenues, as interexchange carriers, or IXCs, "take back" the billing function for their long distance customers. This trend is expected to continue.

    OPERATING EXPENSES OF CONTINUING OPERATIONS

    OPERATING EXPENSES. Operating expenses from continuing operations decreased $5.5 million, or 4.7%, to $112.3 million in 2002 from $117.8 million in 2001. Expenses of our wholesale long distance company decreased $2.5 million as a result of lower minutes of use from our wholesale customers. In addition, expenses of our earlier acquired RLECs decreased by $4.4 million, mainly attributable to overall cost reduction efforts throughout the company. This decrease was offset by an increase of $1.4 million attributable to expenses of RLEC telephone companies we acquired in 2001.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization from continuing operations decreased $9.0 million to $47.1 million in 2002 from $56.1 million in 2001. The decrease of $12.2 million attributable to the discontinuance of amortizing goodwill upon the implementation of SFAS No. 142 was offset by increases in depreciation of property, plant and equipment consisting of $2.5 million attributable to the increased investment in our communications network by RLEC companies we acquired prior to 2001 and $0.7 million related to the companies we acquired in 2001.

    STOCK-BASED COMPENSATION. For the year ended December 31, 2002, stock-based compensation of $0.9 million was related to a non-cash stock-based compensation charge of $1.2 million related to a modification of an employee stock option agreement with an executive officer, offset by the decrease in the estimated value of fully vested stockholder appreciation rights agreements of $0.3 million between certain members of our management and our principal stockholders. For the year ended December 31, 2001, stock-based compensation of $0.9 million was related to the decrease in the estimated value of fully vested stockholder appreciation rights agreements between certain members of our management and our principal stockholders. This is offset by a $2.2 million non-cash stock-based compensation charge related to a modification of an employee stock option agreement with an executive officer. The net charge for the year ended
December 31, 2001 was $1.3 million.

    INCOME FROM OPERATIONS.  Income from continuing operations increased
$15.6 million to $75.6 million in 2002 from $60.0 million in 2001. Of this increase, $13.5 million was attributable to our earlier acquired RLEC telephone companies and $2.1 million was attributable to the RLEC telephone companies we acquired in 2001. Income from our wholesale long distance company decreased $0.4 million, and stock based compensation expense decreased $0.4 million.

    OTHER INCOME (EXPENSE). Total other expense from continuing operations decreased $1.6 million to $81.3 million in 2002 from $82.9 million in 2001. The expense consists primarily of interest expense on long-term debt. Interest expense decreased $1.3 million to $79.8 million in 2002 from $81.1 million in 2001. During 2002, we recorded non-cash impairment of investments of $12.6 million which is associated with other than temporary declines in fair value of approximately $8.2 million of Choice One stock and a write-down of $4.4 million for certain investments accounted for under the equity method. Earnings in equity investments increased $2.9 million to $7.9 million in 2002 from $5.0 million in 2001. Other nonoperating income (expense) includes mark-to-market adjustments for interest rate swaps that do not qualify as accounting hedges under SFAS No. 133. In 2001, mark-to-market losses of $8.1 million were accrued to record the Company's estimated liability value for the swaps as compared to mark-to-market gains of $0.7 million in 2002. These noncash adjustments to the fair value of the swaps resulted in an increase in nonoperating income (expense) of $8.8 million in 2002 as compared to 2001.

    INCOME TAX EXPENSE. Income tax expense from continuing operations increased $0.1 million to $0.5 million in 2002 from $0.4 million in 2001. The income tax expense relates primarily to income taxes owed in certain states.

    DISCONTINUED OPERATIONS. Income from discontinued operations was $19.5 million in 2002 primarily as a result of a gain on extinguishment of debt of $17.5 million. Losses from discontinued operations for 2001 were $188.3 million. This loss was associated with a loss on the disposition of the CLEC operations of $95.3 million and losses from the discontinued operations of $93.0 million.

    NET LOSS. Our 2002 net income attributable to common shareholders was $1.3 million after giving effect to $11.9 million in dividends and accretion related to the Redeemable Preferred Stock. Our net loss was $211.6 million for 2001, as a result of the factors discussed above and mainly associated with the loss from discontinued operations.

    YEAR ENDED DECEMBER 31, 2001 COMPARED WITH YEAR ENDED DECEMBER 31, 2000

    REVENUES FROM CONTINUING OPERATIONS. Revenues from continuing operations increased $39.5 million to $235.2 million in 2001 compared to $195.7 million in 2000. Of this increase, $30.7 million was attributable to revenues from companies we acquired in 2001 and 2000, $6.2 million was attributable to revenues from our wholesale long distance company and $2.6 million was related to the internal growth of our earlier acquired RLEC businesses. We derived our revenues from the following sources.

    LOCAL CALLING SERVICES. Local calling service revenues increased
$8.4 million from $43.6 million to $52.0 million, including an increase of $1.0 million from an increase in the number of access lines and local services provided in our earlier acquired RLEC companies, as well as an increase of $7.4 million from the companies we acquired in 2001 and 2000.

    USF HIGH COST LOOP. USF high cost loop receipts increased $6.7 million to $19.1 million in 2001 from $12.4 million in 2000. Our earlier acquired RLEC companies accounted for $1.2 million of the increase with the balance of $5.5 million coming from companies we acquired in 2001 and 2000. The support from the high cost loop fund is associated with historical expense levels of our companies that exceed the national average cost per loop.

    INTERSTATE ACCESS. Interstate access revenues increased $15.0 million from $53.1 million in 2000 to $68.1 in 2001. Companies we acquired in 2001 and 2000 accounted for $9.9 million of the increase. The remaining increase of $5.1 million from our earlier acquired RLEC companies is mainly attributable to cost study true-ups received in 2001 related to the expense levels and return on rate base of the operating companies. During 2001, the RTF and MAG made certain modifications to the USF that removed implicit universal service support from access charges and made it explicit support. Our interstate revenues include $11.6 million in explicit support received from the USF and have been offset by reductions in interstate access rates, resulting in an overall revenue neutral effect on our operating companies.

    INTRASTATE ACCESS. Intrastate access revenues decreased $0.6 million from $49.9 million in 2000 to $49.3 million in 2001. An increase of $4.2 million from companies we acquired in 2001 and 2000 was offset by a reduction of $4.8 million from our earlier acquired RLECs. The decrease was mainly due to intrastate rate reductions in Maine. Intrastate access will continue to decline in 2002 as additional rate reductions are required in Maine.

    LONG DISTANCE SERVICES. Long distance services revenues increased
$7.2 million, of which $6.2 million is attributed to new long distance wholesale customers of Carrier Services, and the remainder is associated with companies acquired in 2001 and 2000.

    DATA AND INTERNET SERVICES. Data and Internet services revenues increased $2.9 million, including an increase of $0.8 million from acquisitions and an increase of $2.1 million as a result of increased service offerings to our customers of our earlier acquired RLEC businesses.

    OTHER. Other revenues decreased by $0.1 million as other revenue contributed by the companies we acquired in 2001 and 2000 of $2.0 million was offset by a reduction in other revenues of $2.1 million from our earlier acquired RLEC operations. This decrease is mainly associated with reductions in billing and collections revenues, as IXCs "take back" the billing function for their long distance customers. This trend is expected to continue.

    OPERATING EXPENSES OF CONTINUING OPERATIONS

    OPERATING EXPENSES. Operating expenses from continuing operations increased $20.2 million to $117.8 million in 2001 from $97.6 million in 2000. Expenses of RLEC telephone companies we acquired in 2001 and 2000 made up $11.5 million of the increase. Wholesale long distance costs increased $4.6 million as a result of the new long distance wholesale customers. In addition, expenses of our earlier acquired RLECs increased by $4.1 million, mainly associated with increased health insurance costs and legal and consulting expenses incurred in connection with several rate proceedings.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization from continuing operations increased $9.0 million to $56.1 million in 2001 from $47.1 million in 2000. This increase consisted of $1.9 million attributable to the increased investment in our communication network by our RLECs acquired prior to 2000 and $7.1 million related to the companies we acquired in 2001 and 2000.

    STOCK-BASED COMPENSATION. For the year ended December 31, 2001, stock-based compensation of $0.9 million was related to the decrease in the estimated value of fully vested stockholder appreciation rights agreements between certain members of our management and our principal stockholders. This is offset by a $2.2 million non-cash stock-based compensation charge related to a modification of an employee stock option agreement with an executive officer. The net charge for the year ended December 31, 2001 was $1.3 million. As discussed above, in January 2000 we recognized non-cash compensation charges of $12.3 million for the year ended December 31, 2000.

    INCOME FROM OPERATIONS.  Income from continuing operations increased
$21.3 million to $60.0 million in 2001 from $38.7 million in 2000. This increase was primarily attributable to an $11.0 million decrease in stock-based compensation charges, while $12.1 million was attributable to the companies we acquired in 2001 and 2000 and $1.6 million was attributable to our wholesale long distance company. Operating income of our earlier acquired RLECs decreased $3.4 million as higher expenses (predominately health insurance costs and legal and consulting expenses) outpaced revenue growth.

    OTHER INCOME (EXPENSE). Total other expense from continuing operations increased $36.6 million to $82.9 million in 2001 from $46.3 million in 2000. The expense consists primarily of interest expense on long-term debt and a $7.3 million decrease in net gain on sale of stock and cellular investments for the year ended December 31, 2001, compared to the year ended December 31, 2000. In addition, other nonoperating income (expense) includes mark-to-market adjustments for interest rate swaps that do not qualify as accounting hedges under SFAS No. 133. In 2001, mark-to-market losses of $8.1 were accrued to record the Company's estimated liability value as compared to no corresponding amount in 2000.

    INCOME TAX EXPENSE. Income tax expense from continuing operations decreased $5.2 million to $0.4 million in 2001 from $5.6 million in 2000. The income tax expense in 2001 relates primarily to income taxes owed in certain states. In 2000, income tax expense relates to $2.4 million in Federal income tax as well as income taxes owed in certain states.

    DISCONTINUED OPERATIONS. Losses from discontinued operations for 2001 were $188.3 million, an increase of $112.4 from a loss of $75.9 million for the comparable period in 2000. This increase is primarily associated with a loss on the disposition of the CLEC operations of $95.3 million, which consists of the net loss on disposition and impairment of assets of $67.2 million and a provision of $28.1 million for operating losses during the phase-out period. The loss from the CLEC operations increased $17.1 million to $93.0 million from the loss of $75.9 million in 2000.

    NET LOSS. Our net loss was $211.6 million for 2001, compared to a loss of $89.1 million for 2000, as a result of the factors discussed above and mainly associated with the loss from discontinued operations.

LIQUIDITY AND CAPITAL RESOURCES

    We have historically utilized internal cash flow from operations and the proceeds from institutional and bank debt and private equity offerings to fund our operations, capital expenditures, acquisitions, debt service and working capital requirements. For the years ended December 31, 2002, 2001 and 2000, cash provided by operating activities of continuing operations was $58.8 million, $38.8 million and $48.1 million, respectively.

    Net cash used in investing activities from continuing operations was $31.2 million, $57.9 million and $285.9 million for the years ended
December 31, 2002, 2001 and 2000, respectively. These cash flows primarily reflect capital expenditures of $39.5 million, $43.7 million and $50.3 million for the years ended December 31, 2002, 2001 and 2000, respectively and acquisitions of telephone properties, net of cash acquired $0 million, $18.9 million, and $256.1 million for the years ended December 31, 2002, 2001 and 2000, respectively.

    Net cash provided by (used in) financing activities from continuing operations was $(12.5) million, $101.2 million and $300.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. These cash flows primarily represent net proceeds of long term debt of $104.2 million and $150.6 million for the years ended December 31, 2001 and 2000, respectively. For the year ended December 31, 2002, net repayments were $11.5 million.

    Our annual capital expenditures for our rural telephone operations have historically been significant. Because existing regulations allow us to recover our operating and capital costs, plus a reasonable return on our invested capital in regulated telephone assets, capital expenditures constitute an attractive use of our cash flow. Net capital expenditures were approximately $39.1 million in 2002 and are expected to be approximately $30.7 million in 2003.

    Our credit facility provides for two term facilities, a tranche B term facility with $65.5 million principal amount outstanding as of December 31, 2002 that matures on March 31, 2006 and a tranche C term facility with $128.5 million principal amount outstanding as of December 31, 2002 that matures on March 31, 2007. We expect that our amended and restated credit facility will provide for rescheduled amortization and an excess cash flow sweep with respect to the tranche C term facility. We will repay all of the tranche B term loan borrowings with a portion of the net proceeds of the senior note offering.

    Our credit facility also provides for a revolving facility with a principal amount of $85.0 million that matures on September 30, 2004 and a revolving acquisition facility with a principal amount of $165.0 million that also matures on September 30, 2004. As of December 31, 2002, $60.0 million was outstanding on the revolving facility and $97.7 million was outstanding on the revolving acquisition facility. The credit facility requires that we comply with certain financial covenants. As of December 31, 2002, these financial covenants limited the commitment availability under the revolving and acquisition facilities to $66.0 million. We will repay all of the borrowings under these two facilities with a portion of the net proceeds from the senior note offering.

    We have outstanding publicly held debt comprised of $125.0 million of aggregate principal amount of 9 1/2% senior subordinated notes and $75.0 million aggregate principal amount of floating rate notes. Both series of notes mature on May 1, 2008. These notes are general unsecured obligations, subordinated in right of payment to all of the Company's senior debt. We will repurchase approximately $9.8 million aggregate principal amount of these notes with approximately $7.9 million of the net proceeds of the senior note offering.

    Additionally, we have outstanding $200.0 million of aggregate principal amount of 12 1/2% senior subordinated notes. These notes mature on May 10, 2010. These notes are general unsecured obligations, subordinated in right of payment to all of the Company's senior debt. We will repurchase approximately
$7.0 million aggregate principal amount of these notes with approximately
$6.1 million of the net proceeds of the senior note offering.

    In May 2002, Carrier Services entered into an amended credit facility with its lenders to restructure its obligations under its credit facility. In the restructuring, (i) Carrier Services paid certain of its lenders $5.0 million to satisfy $7.0 million of obligations under the credit facility, (ii) the lenders converted approximately $93.9 million of the loans under the credit facility into shares of our Series A Preferred Stock and (iii) the remaining loans under the credit facility and certain swap obligations were converted into $27.9 million of new term loans. The Series A Preferred Stock is non-voting, and is not convertible into common stock of the Company. The Series A Preferred Stock has a dividend rate equal to 17.428% per annum, payable either in cash or in Series A Preferred Stock, at our option. We will repurchase approximately $13.3 million liquidation preference of the Series A Preferred Stock with approximately $8.6 million of the net proceeds of the senior note offering.

    Carrier Services has completed the cessation of its competitive communications business operations. Carrier Services' cash flow requirements include general corporate expenditures, expenses related to discontinued operations and debt service. We expect Carrier Services' cash flow requirements, other than debt amortization, will be funded primarily from cash flows from operations. Our credit facility and the indentures governing our senior subordinated notes and the notes offered hereby contain certain restrictions on our ability to make investments in Carrier Services. In the event Carrier Services is unable to make a scheduled amortization payment or to pay any amount due at maturity, the lenders' sole remedy will be to convert their debt under the Carrier Services credit facility into shares of our Series A Preferred Stock.

    The Company is also obligated under certain leases of Carrier Services and would therefore be obligated to make certain lease and other payments if Carrier Services and/or certain sublessee's default on their obligations.

    Under a tax sharing agreement, the Company has been and continues to be obligated to reimburse Carrier Services for any tax benefits the Company and its affiliates receive from net operating losses attributable to Carrier Services, including net operating losses attributable to Carrier Services carried forward from prior taxable years. As of December 31, 2002, approximately $210 million of the $258 million of combined net operating losses of the Company and its affiliates were attributable to Carrier Services. As of December 31, 2002, the amount payable to Carrier Services under the tax sharing agreement was approximately $3.1 million. The Company does not anticipate making substantial payments under the tax sharing agreement for taxable income with respect to taxable years 2003 to 2007.

    In January 2000, we completed an equity financing and recapitalization transaction, pursuant to which affiliates of THL, investment partnerships affiliated with Kelso and certain other institutional investors and members of management acquired an aggregate of $408.8 million of our equity securities. We received $158.9 million of net proceeds in such transaction, which we used to repay debt, to finance certain acquisitions and to fund the expansion of our telecommunications business. This transaction represented an initial investment from THL and a follow-on investment from Kelso.

    AFTER THE REFINANCING

    After the Refinancing, we intend to fund our operations, capital expenditures, interest expense and working capital requirements from internal cash flow from operations. In connection with the Refinancing, we will incur a $30 million tranche A term loan and we will be issuing the senior notes.
To fund future acquisitions, we intend to use borrowings under our new revolving credit facility, or we will need to secure additional funding through the sale of public or private debt and/or equity securities or enter into another bank credit facility.

    Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative and regulatory factors that are beyond our control. We will need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

    SUMMARY OF CONTRACTUAL OBLIGATIONS

    The tables set forth below contain information with regard to disclosures about contractual obligations and commercial commitments.

    The following table discloses aggregate information about our contractual obligations and the periods in which payments are due, after giving effect to the Refinancing, the repurchase of the Series A Preferred Stock and the repurchase of the senior subordinated notes as if they occurred on December 31, 2002:

                                                         LESS THAN                           AFTER 5
                                               TOTAL      1 YEAR     2-3 YEARS   4-5 YEARS    YEARS
                                              --------   ---------   ---------   ---------   --------
                                                  PRO FORMA, AS ADJUSTED, PAYMENTS DUE BY PERIOD
                                                              (DOLLARS IN THOUSANDS)
Contractual obligations:
Debt maturing within one year...............  $  3,894    $ 3,894     $    --    $     --    $     --
Long-term debt..............................   813,087         --      57,632     141,209     614,246
Redeemable preferred stock(1)...............    78,844         --          --          --      78,844
Operating leases(2).........................    17,921      4,044       6,247       4,989       2,641
Deferred transaction fee(3).................     8,445         --          --          --       8,445
Common stock subject to put options.........     3,136      1,000       2,000         136          --
Non-compete agreements......................       781        536         245          --          --
Minimum purchase contract(4)................     3,300      1,300       2,000          --          --
                                              --------    -------     -------    --------    --------
Total contractual cash obligations..........  $929,408    $10,774     $68,124    $146,334    $704,176
                                              ========    =======     =======    ========    ========

------------------------

(1) The Company has the option to redeem any portion of the outstanding
    Series A Preferred Stock at any time. Under certain circumstances, the Company would be required to pay a premium of up to 6% in connection with the redemption. The Company is required to redeem the Series A Preferred Stock upon the occurrence of one of the following events: (i) a merger, consolidation, sale, transfer or disposition of at least 50% of the assets or business of the Company and its subsidiaries, (ii) a public offering of the Company's common stock which yields in the aggregate at least
    $175.0 million, or (iii) the first anniversary of the maturity of the Company's senior subordinated notes (which first anniversary will occur in May 2011), unless prohibited by its credit facility or the indentures governing its senior subordinated notes.

(2) Operating lease obligations represent $15.6 million associated with the discontinued operations discussed in note (2) to our consolidated financial statements and are stated in this table at total contractual amounts. However, the Company intends to negotiate lease terminations or subleases on these properties to reduce the total obligation. Operating leases from continuing operations of $2.3 million are also included.

(3) Payable to affiliates of Kelso upon the occurrence of certain events.

(4) Carrier Services has obligations to purchase a minimum amount of wholesale toll minutes from an interexchange carrier. To date, purchases have exceeded the minimum requirements.

    The following table discloses aggregate information about our commercial commitments as of December 31, 2002. Commercial commitments are items that we could be obligated to pay in the future. They are not included in our condensed consolidated balance sheets.

                                                        AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                                 --------------------------------------------------------
                                                   TOTAL
                                                  AMOUNTS    LESS THAN                           AFTER 5
                                                 COMMITTED    1 YEAR     2-3 YEARS   4-5 YEARS    YEARS
                                                 ---------   ---------   ---------   ---------   --------
                                                                  (DOLLARS IN THOUSANDS)
Other commercial commitments:
Financial guarantee............................   $2,091       $580       $1,275       $236        $--
                                                  ======       ====       ======       ====        ===

    The following table discloses aggregate information about our derivative financial instruments as of December 31, 2002, the source of fair value of these instruments and their maturities.

                                                            FAIR VALUE OF CONTRACTS AT PERIOD-END
                                                  ---------------------------------------------------------
                                                  TOTAL FAIR   LESS THAN                           AFTER 5
                                                    VALUE       1 YEAR     1-3 YEARS   4-5 YEARS    YEARS
                                                  ----------   ---------   ---------   ---------   --------
                                                                   (DOLLARS IN THOUSANDS)
Source of fair value:
Derivative financial instruments(1).............    $8,568      $7,431      $1,137        $--        $--
                                                    ======      ======      ======        ===        ===

------------------------

(1) Fair value of interest rate swaps at December 31, 2002 was provided by the counterparties to the underlying contracts using consistent methodologies.

CRITICAL ACCOUNTING POLICIES

    Our critical accounting policies are as follows:

    - Accounting for discontinued and restructured operations;

    - Accounting for income taxes; and

    - Valuation of long-lived assets, including goodwill.

    DISCONTINUED AND RESTRUCTURED OPERATIONS. The discontinuation and restructuring of Carrier Services' CLEC operations required management to make estimates and assumptions that affect the reported amounts of assets and liabilities associated with the phase-out period of the discontinued operations and the accruals associated with the December 2000 and January and June 2001 restructurings. Management analyzed historical costs, current status of lease negotiations and projected phase-out cash flows to determine the adequacy of the accrual of estimated costs to close down Carrier Services' competitive communications operations. Differences might result in the amount of these projected assets and liabilities if management were to make different judgments or utilize different estimates. Management does not believe these differences would be material to the overall amounts of net assets and liabilities resulting from discontinuing the operations.

    ACCOUNTING FOR INCOME TAXES. As part of the process of preparing our consolidated financial statements we were required to estimate our income taxes. This process involves estimating our actual current tax exposure and assessing temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheets. We must then assess the realizability of our deferred tax assets. In performing the assessment, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies.

    We had $258.1 million in federal and state net operating loss carryforwards as of December 31, 2002. In order to fully utilize the deferred tax assets, mainly generated by the net operating losses, the Company will need to generate future taxable income of approximately $196.5 million prior to the expiration of the net operating loss carryforwards beginning in 2019 through 2021. Based upon the level of projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe the Company will realize the benefits of these deductible differences, net of the valuation allowance of $71.7 million at December 31, 2002. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

    VALUATION OF LONG-LIVED ASSETS, INCLUDING GOODWILL. We review our long-lived assets, including goodwill for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Several factors could trigger an impairment review such as (1) significant under-performance relative to expected historical or projected future operating results, (2) significant regulatory changes that would impact future operating revenues, (3) significant negative industry or economic trends and
(4) significant changes in the overall strategy in which we operate our overall business. Net goodwill was $454.3 million at December 31, 2002.

    In 2002, Statement of Financial Accounting Standards (SFAS) No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, became effective as a result, we will cease to amortize goodwill and equity method goodwill. We had recorded amortization of approximately $12.2 million for the year ended December 31, 2001 and would have recorded approximately the same amount in 2002. In lieu of amortization, we are required to perform an initial impairment review of our goodwill in 2002 and an annual impairment review thereafter. We implemented SFAS No. 142 effective January 1, 2002 and no impairment of goodwill or other long-lived assets resulted from the initial and annual valuations of goodwill.

NEW ACCOUNTING STANDARDS

    The Financial Accounting Standards Board (FASB) issued SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, which is effective January 1, 2003. This statement requires, among other things, the accounting and reporting of legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal operation of a long-lived asset. The Company has not yet determined the impact of the adoption of this standard on its financial position, results of operations and cash flows.

    The FASB issued SFAS No. 145, Recission of FASB Statements No. 4, 44, and 64, AMENDMENT OF FASB STATEMENT NO. 13 AND TECHNICAL CORRECTIONS (SFAS No. 145). This statement eliminates the requirement that gains and losses from extinguishments of debt be required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. The statement requires gains and losses from extinguishment of debt to be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, which provides guidance for distinguishing transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. We adopted SFAS No. 145 in the second quarter of 2002. During 2002, we recognized a $17.5 million gain for the extinguishment of certain of Carrier Services' debt and settlement of its interest rate swap agreements. This gain is classified within discontinued operations.

    In July 2002, the FASB issued SFAS No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES (SFAS 146). SFAS 146 will apply to exit ("restructuring") plans initiated after December 31, 2002. Under SFAS 146, restructuring costs associated with a plan to exit an activity are required to be recognized when incurred. Currently, the Company's accounting policy is to recognize exit costs when the Company commits to an exit plan, consistent with the guidance in EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)."

    In October 2002, the Emerging Issues Task Force of the FASB reached tentative conclusion on the accounting for revenues in transactions that involve multiple deliverables. The expected guidance will govern how to identify whether goods or services or both, that are to be delivered separately in a bundled sales arrangement, should be accounted for separately. The guidance from the tentative conclusion would be effective for fiscal years beginning after December 15, 2002, if the EITF ultimately reaches a consensus on the issue. The Company would, therefore, be required to adopt the guidance in the financial statements for the quarter ended March 31, 2003. The Company has not yet determined the impact of this issue on the consolidated financial statements.

    In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of SFAS No. 5, 57 and 107 and recission of FASB Interpretation No. 34. This interpretation requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also specifies the requirements for liability recognition (at fair value) for obligations undertaken in issuing the guarantee. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002 (December 31, 2002 financial statements for calendar year companies). The initial recognition and measurement provisions are effective for all guarantees within the scope of Interpretation 45 issued or modified after December 31, 2002. The Company has not yet determined the effect of Interpretation No. 45 on its financial statements.

    In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation--Transition and Disclosure," which amends SFAS No. 123. SFAS
No. 148 provides alternative methods of transition for a voluntary adoption of the fair value method of recognizing compensation expense for employee stock options. In addition SFAS No. 148 expands the disclosure requirements for employee stock options and the Company's related accounting policies. The additional disclosure requirements will apply to the Company's annual and interim financial reports for periods ending after December 15, 2002.

INFLATION

    We do not believe inflation has a significant effect on our operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    At December 31, 2002, we recorded our marketable available-for-sale equity securities at a fair value of $0.6 million. These securities have exposure to price risk. A hypothetical ten percent adverse change in quoted market prices would decrease the recorded value by approximately $0.1 million.

    We have limited our exposure to material future earnings or cash flow exposures from changes in interest rates on long-term debt, since approximately 74% of our debt bears interest at fixed rates or effectively at fixed rates through the use of interest rate swaps. However, our earnings are affected by changes in interest rates as our long-term debt under our credit facilities have variable interest based on either the prime rate or LIBOR. If interest rates on our variable rate debt averaged 10% more, our interest expense would have increased, and our loss from continuing operations before taxes would have increased by approximately $2.2 million for the year ended December 31, 2002.

    We have entered into interest rate swaps to manage our exposure to fluctuations in interest rates on our variable rate debt. The Company's liability for the fair value of these swaps was approximately $8.6 million at December 31, 2002. The fair value indicates an estimated amount we would have to pay to cancel the contracts or transfer them to other parties. In connection with our credit facility, we used six interest rate swap agreements, with notional amounts of $25.0 million each, to effectively convert a portion of our variable interest rate exposure to fixed rates ranging from 8.07% to 10.34%. The swap agreements expire from November 2003 to May 2004. In connection with our floating rate notes, we used an interest rate swap agreement, with a notional amount of $75.0 million to effectively convert our variable interest rate exposure to a fixed rate of 10.78%. This swap agreement expires in May 2003.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES:

  INDEPENDENT AUDITORS' REPORT..............................    F-2

  CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
    DECEMBER 31, 2000, 2001 AND 2002:

    Consolidated Balance Sheets as of December 31, 2001 and
     2002...................................................    F-3

    Consolidated Statements of Operations for the Years
     Ended December 31, 2000, 2001, and 2002................    F-5

    Consolidated Statements of Stockholders' Equity
     (Deficit) for the Years Ended December 31, 2000, 2001,
     and 2002...............................................    F-6

    Consolidated Statements of Comprehensive Income (Loss)
     for the Years Ended December 31, 2000, 2001, and
     2002...................................................    F-7

    Consolidated Statements of Cash Flows for the Years
     Ended December 31, 2000, 2001, and 2002................    F-8

    Notes to Consolidated Financial Statements for the Years
     Ended December 31, 2000, 2001, and 2002................    F-11

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
FairPoint Communications, Inc.:

We have audited the accompanying consolidated balance sheets of FairPoint Communications, Inc. and subsidiaries (the Company) as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of FairPoint Communications, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accountings Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by SFAS No. 138, on January 1, 2001.

As described in Note 1 to the consolidated financial statements, the Company adopted the provisions of SFAS No. 142, BUSINESS COMBINATIONS, as required for goodwill and intangible assets effective January 1, 2002.

/s/ KPMG LLP

Omaha, Nebraska

February 19, 2003

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2002

                                     ASSETS

                                                                 2001         2002
                                                              ----------   ----------
                                                              (AMOUNTS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
Current assets:
  Cash......................................................   $  3,063        5,572
  Accounts receivable, net of allowance for doubtful
    accounts of $1,355 in 2001 and $1,235 in 2002...........     30,949       25,454
  Prepaid and other.........................................      6,245        4,994
  Investments available-for-sale............................        693          560
  Income taxes recoverable..................................        160           --
  Assets of discontinued operations.........................     25,997          806
                                                               --------     --------
      Total current assets..................................     67,107       37,386
                                                               --------     --------
Property, plant, and equipment, net.........................    283,280      276,717
                                                               --------     --------
Other assets:
  Goodwill, net of accumulated amortization.................    454,306      454,306
  Investments...............................................     48,941       44,022
  Debt issue costs, net of accumulated amortization.........     18,758       15,157
  Covenants not to compete, net of accumulated
    amortization............................................      1,755          807
  Other.....................................................        868          858
                                                               --------     --------
      Total other assets....................................    524,628      515,150
                                                               --------     --------
      Total assets..........................................   $875,015      829,253
                                                               ========     ========

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2002

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                 2001         2002
                                                              ----------   ----------
                                                              (AMOUNTS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
Current liabilities:
  Accounts payable..........................................  $  20,018       21,011
  Other accrued liabilities.................................      9,780       19,053
  Accrued interest payable..................................     10,882       10,501
  Current portion of long-term debt.........................      5,523        5,704
  Accrued property taxes....................................      2,262        2,228
  Current portion of obligation for covenants not to
    compete.................................................      1,236          536
  Demand notes payable......................................        464          427
  Income taxes payable......................................         --          219
  Liabilities of discontinued operations....................    160,376        5,065
                                                              ---------    ---------
      Total current liabilities.............................    210,541       64,744
                                                              ---------    ---------
Long-term liabilities:
  Long-term debt, net of current portion....................    776,279      798,486
  Other liabilities.........................................     22,934       13,070
  Liabilities of discontinued operations....................      9,735        5,265
  Obligation for covenants not to compete, net of current
    portion.................................................        650          245
  Unamortized investment tax credits........................        233          134
                                                              ---------    ---------
      Total long-term liabilities...........................    809,831      817,200
                                                              ---------    ---------
Minority interest...........................................         17           16
Common stock subject to put options, 315 shares at
  December 31, 2001 and 239 shares at December 31, 2002.....      4,136        3,136
Redeemable preferred stock, Series A nonvoting,
  nonconvertible, par value $0.01 per share. Authorized
  1,000 shares; issued and outstanding 105 shares;
  redemption value of $104,779..............................         --       90,307

Commitments and contingencies

Stockholders' deficit:
  Common stock:
    Class A voting, par value $0.01 per share. Authorized
      236,200 shares; issued and outstanding 45,611 shares
      at December 31, 2001 and 2002.........................        456          456
    Class B nonvoting, convertible, par value $0.01 per
      share. Authorized 150,000 shares......................         --           --
    Class C nonvoting, convertible, par value $0.01 per
      share. Authorized 13,800 shares; issued and
      outstanding 4,269 shares at December 31, 2001 and
      2002..................................................         43           43
  Additional paid-in capital................................    217,936      206,942
  Accumulated other comprehensive loss......................     (2,247)      (1,132)
  Accumulated deficit.......................................   (365,698)    (352,459)
                                                              ---------    ---------
      Total stockholders' deficit...........................   (149,510)    (146,150)
                                                              ---------    ---------
      Total liabilities and stockholders' deficit...........  $ 875,015      829,253
                                                              =========    =========

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 YEARS ENDED DECEMBER 31, 2000, 2001, AND 2002

                                                                2000       2001       2002
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Revenues....................................................  $195,696    235,213   235,860
                                                              --------   --------   -------

Operating expenses:
  Operating expenses, excluding depreciation and
    amortization and stock-based compensation...............    97,587    117,801   112,272
  Depreciation and amortization.............................    47,070     56,064    47,060
  Stock-based compensation..................................    12,323      1,337       924
                                                              --------   --------   -------
    Total operating expenses................................   156,980    175,202   160,256
                                                              --------   --------   -------
    Income from operations..................................    38,716     60,011    75,604
                                                              --------   --------   -------
Other income (expense):
  Net gain (loss) on sale of investments and other assets...     6,648       (648)       34
  Interest and dividend income..............................     2,399      1,990     1,898
  Interest expense..........................................   (59,556)   (81,053)  (79,796)
  Impairment on investments.................................        --         --   (12,568)
  Equity in net earnings of investees.......................     4,852      4,995     7,903
  Other nonoperating, net...................................      (618)    (8,211)    1,184
                                                              --------   --------   -------
    Total other expense.....................................   (46,275)   (82,927)  (81,345)
                                                              --------   --------   -------
    Loss from continuing operations before income taxes.....    (7,559)   (22,916)   (5,741)
Income tax expense..........................................    (5,607)      (431)     (518)
Minority interest in income of subsidiaries.................        (3)        (2)       (2)
                                                              --------   --------   -------
    Loss from continuing operations.........................   (13,169)   (23,349)   (6,261)
                                                              --------   --------   -------
Discontinued operations:
  Loss from discontinued competitive communications
    operations, net of income tax benefit of $37,642 in
    2000....................................................   (75,948)   (92,967)       --
  Income (loss) on disposal of competitive communications
    operations..............................................        --    (95,284)   19,500
                                                              --------   --------   -------
    Income (loss) from discontinued operations..............   (75,948)  (188,251)   19,500
                                                              --------   --------   -------
    Net income (loss).......................................   (89,117)  (211,600)   13,239
Redeemable preferred stock dividends and accretion..........        --         --   (11,918)
                                                              --------   --------   -------
    Net income (loss) attributed to common shareholders.....  $(89,117)  (211,600)    1,321
                                                              ========   ========   =======

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 YEARS ENDED DECEMBER 31, 2000, 2001, AND 2002
                             (AMOUNTS IN THOUSANDS)

                                                                   SERIES D               CLASS A               CLASS B
                                                                   PREFERRED              COMMON                COMMON
                                                              -------------------   -------------------   -------------------
                                                               SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                                              --------   --------   --------   --------   --------   --------
Balance December 31, 1999...................................       --     $  --      34,451     $ 345          --     $  --
Net loss....................................................       --        --          --        --          --        --
Issuance of common stock under stock options and warrants...       --        --         307         3          --        --
Issuance of capital stock for cash, net of direct offering
  expenses of $23.9 million.................................    4,674        47         100         1       4,244        42
Exchange of Class A common shares for Class B common and
  Series D preferred shares.................................   16,788       168     (25,088)     (251)      8,300        83
Cancellation of put options on common shares................       --        --       1,752        17          --        --
Unearned stock option compensation..........................       --        --          --        --          --        --
Compensation expense for stock-based awards.................       --        --          --        --          --        --
Forfeit of unvested stock options...........................       --        --          --        --          --        --
Other comprehensive loss from available-for-sale
  securities................................................       --        --          --        --          --        --
Conversion of Series D preferred and Class B common shares
  to Class A common shares..................................  (21,462)     (215)     34,006       340     (12,544)     (125)
Repurchase and cancellation of shares of common stock.......       --        --          (1)       --          --        --
                                                              -------     -----     -------     -----     -------     -----
Balance at December 31, 2000................................       --        --      45,527       455          --        --
Net loss....................................................       --        --          --        --          --        --
Compensation expense for stock-based awards.................       --        --          --        --          --        --
Forfeit of unvested stock options...........................       --        --          --        --          --        --
Other comprehensive loss from available-for-sale
  securities................................................       --        --          --        --          --        --
Exercise of stock options...................................       --        --          92         1          --        --
Other comprehensive loss from cash flow hedges..............       --        --          --        --          --        --
Repurchase and cancellation of shares of common stock.......       --        --          (8)       --          --        --
                                                              -------     -----     -------     -----     -------     -----
Balance at December 31, 2001................................       --        --      45,611       456          --        --
Net income..................................................       --        --          --        --          --        --
Compensation expense for stock-based awards.................       --        --          --        --          --        --
Other comprehensive loss from available-for-sale
  securities................................................       --        --          --        --          --        --
Other comprehensive income from cash flow hedges............       --        --          --        --          --        --
Preferred stock accretion...................................       --        --          --        --          --        --
Preferred stock dividends...................................       --        --          --        --          --        --
                                                              -------     -----     -------     -----     -------     -----
Balance at December 31, 2002................................       --     $  --      45,611     $ 456          --     $  --
                                                              =======     =====     =======     =====     =======     =====

                                                                    CLASS C                                      ACCUMULATED
                                                                    COMMON          ADDITIONAL                      OTHER
                                                              -------------------    PAID-IN       UNEARNED     COMPREHENSIVE
                                                               SHARES     AMOUNT     CAPITAL     COMPENSATION   INCOME (LOSS)
                                                              --------   --------   ----------   ------------   -------------
Balance December 31, 1999...................................      --       $--        48,868            --          4,187
Net loss....................................................      --        --            --            --             --
Issuance of common stock under stock options and warrants...      --        --         3,810            --             --
Issuance of capital stock for cash, net of direct offering
  expenses of $23.9 million.................................   4,269        43       150,281            --             --
Exchange of Class A common shares for Class B common and
  Series D preferred shares.................................      --        --            --            --             --
Cancellation of put options on common shares................      --        --         2,983            --             --
Unearned stock option compensation..........................      --        --        15,926       (15,926)            --
Compensation expense for stock-based awards.................      --        --         8,510         3,097             --
Forfeit of unvested stock options...........................      --        --        (3,122)        3,122             --
Other comprehensive loss from available-for-sale
  securities................................................      --        --            --            --         (3,747)
Conversion of Series D preferred and Class B common shares
  to Class A common shares..................................      --        --            --            --             --
Repurchase and cancellation of shares of common stock.......      --        --           (11)           --             --
                                                               -----       ---       -------       -------         ------
Balance at December 31, 2000................................   4,269        43       227,245        (9,707)           440
Net loss....................................................      --        --            --            --             --
Compensation expense for stock-based awards.................      --        --         1,337        (1,138)            --
Forfeit of unvested stock options...........................      --        --       (10,845)       10,845             --
Other comprehensive loss from available-for-sale
  securities................................................      --        --            --            --           (118)
Exercise of stock options...................................      --        --           299            --             --
Other comprehensive loss from cash flow hedges..............      --        --            --            --         (2,569)
Repurchase and cancellation of shares of common stock.......      --        --          (100)           --             --
                                                               -----       ---       -------       -------         ------
Balance at December 31, 2001................................   4,269        43       217,936            --         (2,247)
Net income..................................................      --        --            --            --             --
Compensation expense for stock-based awards.................      --        --           924            --             --
Other comprehensive loss from available-for-sale
  securities................................................      --        --            --            --           (322)
Other comprehensive income from cash flow hedges............      --        --            --            --          1,437
Preferred stock accretion...................................      --        --        (1,000)           --             --
Preferred stock dividends...................................      --        --       (10,918)           --             --
                                                               -----       ---       -------       -------         ------
Balance at December 31, 2002................................   4,269       $43       206,942            --         (1,132)
                                                               =====       ===       =======       =======         ======

                                                                                TOTAL
                                                                            STOCKHOLDERS'
                                                              ACCUMULATED      EQUITY
                                                                DEFICIT       (DEFICIT)
                                                              -----------   -------------
Balance December 31, 1999...................................    (64,981)        (11,581)
Net loss....................................................    (89,117)        (89,117)
Issuance of common stock under stock options and warrants...         --           3,813
Issuance of capital stock for cash, net of direct offering
  expenses of $23.9 million.................................         --         150,414
Exchange of Class A common shares for Class B common and
  Series D preferred shares.................................         --              --
Cancellation of put options on common shares................         --           3,000
Unearned stock option compensation..........................         --              --
Compensation expense for stock-based awards.................         --          11,607
Forfeit of unvested stock options...........................         --              --
Other comprehensive loss from available-for-sale
  securities................................................         --          (3,747)
Conversion of Series D preferred and Class B common shares
  to Class A common shares..................................         --              --
Repurchase and cancellation of shares of common stock.......         --             (11)
                                                               --------        --------
Balance at December 31, 2000................................   (154,098)         64,378
Net loss....................................................   (211,600)       (211,600)
Compensation expense for stock-based awards.................         --             199
Forfeit of unvested stock options...........................         --              --
Other comprehensive loss from available-for-sale
  securities................................................         --            (118)
Exercise of stock options...................................         --             300
Other comprehensive loss from cash flow hedges..............         --          (2,569)
Repurchase and cancellation of shares of common stock.......         --            (100)
                                                               --------        --------
Balance at December 31, 2001................................   (365,698)       (149,510)
Net income..................................................     13,239          13,239
Compensation expense for stock-based awards.................         --             924
Other comprehensive loss from available-for-sale
  securities................................................         --            (322)
Other comprehensive income from cash flow hedges............         --           1,437
Preferred stock accretion...................................         --          (1,000)
Preferred stock dividends...................................         --         (10,918)
                                                               --------        --------
Balance at December 31, 2002................................   (352,459)       (146,150)
                                                               ========        ========

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                 YEARS ENDED DECEMBER 31, 2000, 2001, AND 2002

                                                     2000                  2001                  2002
                                              -------------------   -------------------   -------------------
                                                                  (DOLLARS IN THOUSANDS)
Net income (loss)...........................             $(89,117)             (211,600)              13,239
Other comprehensive income (loss):
  Available-for-sale securities:
    Unrealized holding gains (losses), net
      of income tax benefit of $780 in
      2000..................................  $(1,273)                  833                (8,491)
    Less reclassification adjustment for
      gain realized in net income (loss),
      net of income tax expense of $1,515 in
      2000..................................   (2,474)                 (951)                   (7)
    Reclassification for other than
      temporary loss included in net
      income................................       --      (3,747)       --        (118)    8,176       (322)
                                              -------    --------    ------    --------    ------     ------
  Cash flow hedges:
    Cumulative effect of a change in
      accounting principle..................       --                (4,664)                   --
    Reclassification adjustment.............       --          --     2,095      (2,569)    1,437      1,437
                                              -------    --------    ------    --------    ------     ------
Other comprehensive income (loss)...........               (3,747)               (2,687)               1,115
                                                         --------              --------               ------
Comprehensive income (loss).................             $(92,864)             (214,287)              14,354
                                                         ========              ========               ======

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 2000, 2001, AND 2002

                                                                2000        2001       2002
                                                              ---------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................  $ (89,117)  (211,600)    13,239
                                                              ---------   --------   --------
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities of continuing
    operations:
    (Income) loss from discontinued operations..............     75,948    188,251    (19,500)
    Depreciation and amortization...........................     47,070     56,064     47,060
    Amortization of debt issue costs........................      2,362      4,018      3,664
    Provision for uncollectible revenue.....................        899      1,035      2,997
    Deferred income taxes...................................      2,062         --         --
    Income from equity method investments...................     (4,852)    (4,995)    (7,903)
    Deferred patronage dividends............................       (113)      (394)      (253)
    Minority interest in income of subsidiaries.............          3          2          2
    Net loss (gain) on sale of investments and other
      assets................................................     (6,648)       648        (34)
    Impairment on investments...............................         --         --     12,568
    Amortization of investment tax credits..................       (219)      (138)       (85)
    Stock-based compensation................................     12,323      1,337        924
    Change in fair value of interest rate swaps and
      reclassification of transition adjustment recorded in
      comprehensive income (loss)...........................         --      8,134       (698)
    Changes in assets and liabilities arising from
      continuing operations, net of acquisitions:
      Accounts receivable...................................     (2,771)       757      2,498
      Prepaid and other assets..............................         (7)      (932)     1,251
      Accounts payable......................................       (582)      (178)       993
      Accrued interest payable..............................      4,733        233        506
      Other accrued liabilities.............................      5,349     (4,015)     1,641
      Income taxes..........................................      1,122        306        379
      Other assets/liabilities..............................        548        224       (497)
                                                              ---------   --------   --------
        Total adjustments...................................    137,227    250,357     45,513
                                                              ---------   --------   --------
        Net cash provided by operating activities of
          continuing operations.............................     48,110     38,757     58,752
                                                              ---------   --------   --------
Cash flows from investing activities of continuing
  operations:
  Acquisition of telephone properties, net of cash
    acquired................................................   (256,068)   (18,862)        --
  Acquisition of property, plant, and equipment.............    (50,253)   (43,701)   (39,454)
  Proceeds from sale of property, plant, and equipment......         67        131        377
  Distributions from investments............................      3,156      5,057      9,048
  Payment on covenants not to compete.......................     (1,205)    (1,246)    (1,105)
  Acquisition of investments................................       (244)      (652)      (493)
  Proceeds from sale of investments and other assets........     19,200      1,329        448
  Acquisition of minority interest..........................       (560)        --         --
                                                              ---------   --------   --------
        Net cash used in investing activities of continuing
          operations........................................  $(285,907)   (57,944)   (31,179)
                                                              ---------   --------   --------

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 2000, 2001, AND 2002

                                                                2000        2001       2002
                                                              ---------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Cash flows from financing activities of continuing
  operations:
  Proceeds from issuance of long-term debt..................  $ 574,861    316,215    129,080
  Repayment of long-term debt...............................   (424,239)  (211,973)  (140,560)
  Net proceeds from issuance of common stock................    158,859         --         --
  Repurchase of shares of common stock subject to put
    options.................................................     (1,000)      (975)    (1,000)
  Loan origination costs....................................     (8,368)    (2,322)       (63)
  Dividends paid to minority stockholders...................         (4)        --         (3)
  Proceeds from exercise of stock options...................         --        300         --
  Repayment of capital lease obligation.....................        (20)       (11)        --
                                                              ---------   --------   --------
        Net cash provided by (used in) financing activities
          of continuing operations..........................    300,089    101,234    (12,546)
                                                              ---------   --------   --------
Net cash contributed from continuing operations to
  discontinued operations...................................    (67,431)   (83,114)   (12,518)
                                                              ---------   --------   --------
        Net increase (decrease) in cash.....................     (5,139)    (1,067)     2,509
Cash, beginning of year.....................................      9,269      4,130      3,063
                                                              ---------   --------   --------
Cash, end of year...........................................  $   4,130      3,063      5,572
                                                              =========   ========   ========

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 2000, 2001, AND 2002

                                                                2000       2001       2002
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Supplemental disclosures of cash flow information:
  Interest paid.............................................  $57,125     91,807     76,611
                                                              =======     ======     ======
  Income taxes paid, net of refunds.........................  $   652        111        252
                                                              =======     ======     ======
Supplemental disclosures of noncash financing activities:
  Common stock issued in connection with business
    combination.............................................  $ 6,000         --         --
                                                              =======     ======     ======
  Equipment acquired under capital lease....................  $ 6,293         --         --
                                                              =======     ======     ======
  Redeemable preferred stock issued in connection with
    long-term debt settlement...............................  $    --         --     93,861
                                                              =======     ======     ======
  Long-term debt forgiveness in connection with Carrier
    Services' debt settlement...............................  $    --         --      2,000
                                                              =======     ======     ======
  Redeemable preferred stock dividends paid in-kind.........  $    --         --     10,918
                                                              =======     ======     ======
  Accretion of redeemable preferred stock...................  $    --         --      1,000
                                                              =======     ======     ======
  Long-term debt issued in connection with Carrier Services'
    interest rate swap settlement...........................  $    --         --      3,003
                                                              =======     ======     ======
  Long-term debt issued in connection with Carrier Services'
    Tranche B interest payment..............................  $    --         --        887
                                                              =======     ======     ======

          See accompanying notes to consolidated financial statements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 2000, 2001, AND 2002

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) ORGANIZATION

    FairPoint Communications, Inc. (FairPoint) provides management services to its wholly owned subsidiaries: ST Enterprises, Ltd. (STE); MJD Ventures, Inc. (Ventures); MJD Services Corp. (Services); FairPoint Carrier Services, Inc. (Carrier Services) (formerly known as FairPoint Communications Solutions Corp.); FairPoint Broadband, Inc. (Broadband); and MJD Capital Corp. STE, Ventures, and Services also provide management services to their wholly owned subsidiaries.

    Collectively, the wholly owned subsidiaries of STE, Ventures, and Services primarily provide telephone local exchange services in various states. Operations also include resale of long distance services, internet services, cable services, equipment sales, and installation and repair services. MJD Capital Corp. leases equipment to other subsidiaries of FairPoint. Carrier Services was a competitive communications business offering local and long distance, internet, and data services in various states. Carrier Services' competitive communications operations were discontinued in 2001. However, Carrier Services continues to provide wholesale long distance services. Broadband provides wholesale data products.

    STE's wholly owned subsidiaries include Sunflower Telephone Company (Sunflower); Northland Telephone Company of Maine, Inc. and Northland Telephone Company of Vermont, Inc. (the Northland Companies); and ST Long Distance, Inc. (ST Long Distance). Ventures' wholly owned subsidiaries include Sidney Telephone Company (Sidney); C-R Communications, Inc. (C-R); Taconic Telephone Corp. (Taconic); Ellensburg Telephone Company (Ellensburg); Chouteau Telephone Company (Chouteau); Utilities, Inc. (Utilities); Chautauqua & Erie Telephone Corporation (C&E); Columbus Grove Telephone Company (Columbus Grove); The Orwell Telephone Company (Orwell); Telephone Services Company (TSC); GT Communications, Inc. (GT
Com); Peoples Mutual Telephone Company (Peoples); Fremont Telcom Co. (Fremont); Fretel Communications LLC (Fretel); Comerco, Inc. (Comerco); and Marianna and Scenery Hill Telephone Company (Marianna). Services' wholly owned subsidiaries include Bluestem Telephone Company (Bluestem); Big Sandy Telecom, Inc. (Big Sandy); Columbine Telecom Company (Columbine); Odin Telephone Exchange, Inc.
(Odin); Kadoka Telephone Co. (Kadoka); Ravenswood Communications, Inc. (Ravenswood); Union Telephone Company of Hartford (Union); Armour Independent Telephone Co. (Armour); Yates City Telephone Company (Yates); and WMW Cable TV Co. (WMW).

    (B) PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of FairPoint Communications, Inc. and its subsidiaries (the Company). All intercompany transactions and accounts have been eliminated in consolidation.

    On November 7, 2001, the Company announced Carrier Services' plan to sell certain of its assets and to discontinue competitive communications operations. As a result of the adoption of this plan, the financial results have been reclassified in the accompanying consolidated financial statements to present these operations as discontinued (see Note 2).

    The Company's telephone subsidiaries follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards (SFAS) No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION (SFAS
No. 71). This accounting recognizes the economic effects of rate regulation

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

by recording costs and a return on investment, as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS No. 71 requires the Company's telephone subsidiaries to depreciate telephone plant over useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. The Company's telephone subsidiaries periodically review the applicability of SFAS No. 71 based on the developments in their current regulatory and competitive environments.

    (C) USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the reported amounts of revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

    (D) REVENUE RECOGNITION

    Revenues are recognized as services are rendered and are primarily derived from the usage of the Company's networks and facilities or under revenue sharing arrangements with other communications carriers. Revenues are primarily derived from: access, pooling, long distance services, internet and data services, and other miscellaneous services. Local access charges are billed to local end users under tariffs approved by each state's Public Utilities Commission. Access revenues are derived on the intrastate jurisdiction by billing access charges to interexchange carriers and to regional Bell operating companies. These charges are billed based on toll or access tariffs approved by the local state's Public Utilities Commission. Access charges for the interstate jurisdiction are billed in accordance with tariffs filed by the National Exchange Carrier Association
(NECA) or by the individual company and approved by the Federal Communications Commission.

    Revenues are determined on a bill and keep basis or a pooling basis. If on a bill and keep basis, the Company bills the charges to either the access provider or the end user and keeps the revenue. If the Company participates in a pooling environment (interstate or intrastate), the toll or access billed are contributed to a revenue pool. The revenue is then distributed to individual companies based on their company-specific revenue requirement. This distribution is based on individual state Public Utilities Commission (intrastate) or Federal Communications Commission's (interstate) approved separation rules and rates of return. Distribution from these pools can change relative to changes made to expenses, plant investment, or rate of return. Some companies participate in federal and certain state universal service programs that are pooling in nature but are regulated by rules separate from those described above. These rules vary by state.

    Long distance retail and wholesale services are usage sensitive and are billed in arrears and recognized when earned. Internet and data services revenues are substantially all recurring revenues and billed one month in advance and deferred until earned. The majority of the Company's miscellaneous revenue is provided from billing and collection and directory services. The Company earns revenue from billing and collecting charges for toll calls on behalf of interexchange carriers. The interexchange carrier pays a certain rate per each message billed by the Company. The Company

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

recognizes revenue from billing and collection services when the services are provided. The Company recognizes directory services revenue over the subscription period of the corresponding directory. Billing and collection is normally billed under contract or tariff supervision. Directory services are normally billed under contract.

    (E) ACCOUNTS RECEIVABLE

    Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Receivable balances are reviewed on an aged basis and account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

    (F) CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. The Company places its cash with high-quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers in several states.

    The Company is also exposed to credit losses in the event of nonperformance by the counterparties to its interest rate swap agreements. The Company anticipates, however, that the counterparties will be able to fully satisfy their obligations under the contracts.

    (G) INVESTMENTS

    Investments consist of stock in CoBank, Rural Telephone Bank (RTB), the Rural Telephone Finance Cooperative (RTFC), Choice One Communications Inc. (Choice One), and various cellular companies and partnerships and other minority equity investments, and Non-Qualified Deferred Compensation Plan assets. The stock in CoBank, RTB, and the RTFC is nonmarketable and stated at cost. For the investments in partnerships, the equity method of accounting is used.

    The investment in Choice One stock is a marketable security classified as available for sale. Non-Qualified Deferred Compensation Plan assets are classified as trading. The Company uses fair value reporting for marketable investments in debt and equity securities classified as either available-for-sale or trading. For available-for-sale securities, the unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of comprehensive income until realized. Unrealized holding gains and losses on trading securities are included in other income.

    To determine if an impairment of an investment exists, the Company monitors and evaluates the financial performance of the business in which it invests and compares the carrying value of the investee to quoted market prices (if available), or the fair values of similar investments, which in certain instances, is based on traditional valuation models utilizing multiples of cash flows. When circumstances indicate that a decline in the fair value of the investment has occurred and the decline is

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

other than temporary, the Company records the decline in value as a realized impairment loss and a reduction in the cost of the investment.

    The Company currently receives patronage dividends from its investments in businesses organized as cooperatives for Federal income tax purposes (CoBank and RTFC stock). Patronage dividends represent cash distributions of the cooperative's earnings and notices of allocations of earnings to the Company. Deferred and uncollected patronage dividends are included as part of the basis of the investment until collected. The RTB investment pays dividends annually, at the discretion of its board of directors.

    (H) PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment are carried at cost. Repairs and maintenance are charged to expense as incurred and major renewals and improvements are capitalized. For traditional telephone companies, the original cost of depreciable property retired, together with removal cost, less any salvage realized, is charged to accumulated depreciation. For all other companies, the original cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations. Depreciation is determined using the straight-line method for financial reporting purposes.

    (I) DEBT ISSUE COSTS

    Debt issue costs are being amortized over the life of the related debt, ranging from 3 to 10 years. Accumulated amortization of loan origination costs from continuing operations was $9.3 million and $13.0 million at December 31, 2001 and 2002, respectively.

    (J) GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill consists of the difference between the purchase price incurred in acquisitions using the purchase method of accounting and the fair value of net assets acquired.

    In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, BUSINESS COMBINATIONS (SFAS No. 141) and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria for the recognition of intangible assets acquired apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives, including the excess cost relating to investments accounted for using the equity method of accounting (equity method goodwill), no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144 ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS (SFAS No. 144).

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    As required by SFAS No. 141, the Company adopted the provisions of SFAS
No. 141 on July 1, 2001 and SFAS No. 142 was fully adopted on January 1, 2002. Goodwill and intangible assets determined to have an indefinite useful life acquired in a purchase business combination completed after June 30, 2001 were not amortized in 2001 or thereafter. Goodwill and indefinite useful life intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized through December 31, 2001. Prior to the adoption of SFAS No. 142, goodwill acquired in business combinations was amortized using the straight-line method over an estimated useful life of 40 years. Amortization of such assets ceased on January 1, 2002 upon adoption of SFAS No. 142. Accumulated amortization of goodwill at December 31, 2001 and 2002 is $34.3 million.

    In connection with the transitional goodwill impairment evaluation performed as of January 1, 2002, SFAS No. 142 required the Company to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. To accomplish this, the Company was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Company was required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit within six months of January 1, 2002. In performing the initial transitional impairment test, the Company determined that the carrying amount of its reporting unit did not exceed its estimated fair value and, therefore, the Company did not record an impairment loss upon adoption of SFAS No. 142. The Company updated its annual impairment testing of goodwill as of October 1, 2002, and determined that no impairment loss was required to be recognized in 2002.

    As of the date of adoption of SFAS No. 142, the Company had unamortized goodwill of $454.3 million and equity method goodwill of $10.3 million. Following is the December 31, 2000 and 2001 loss from continuing operations, adjusted as if SFAS No. 142 had been effective as of January 1, 2000, compared to actual results for the year ended 2002.

                                                              2000       2001       2002
                                                            --------   --------   --------
                                                                (DOLLARS IN THOUSANDS)
Reported loss from continuing operations..................  $(13,169)  (23,349)    (6,261)
Amortization of goodwill..................................     9,668    11,898         --
Amortization of equity method goodwill....................       282       282         --
                                                            --------   -------     ------
    Adjusted loss from continuing operations..............  $ (3,219)  (11,169)    (6,261)
                                                            ========   =======     ======

    As of the date of adoption, the Company had $1.8 million in covenants not to compete that are intangible assets subject to amortization under SFAS No. 142. The covenants not to compete are being amortized over their useful lives of three to five years. Accumulated amortization of covenants not to compete was $3.9 million and $4.9 million at December 31, 2001 and 2002, respectively. The Company recorded amortization of $1.2 million, $1.2 million, and $1.0 million for the years ended December 31, 2000, 2001, and 2002, respectively. The Company will continue to amortize the covenants over their remaining estimated useful lives and will record amortization of $0.7 million during 2003 and $0.1 million during 2004.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (K) IMPAIRMENT OF LONG-LIVED ASSETS

    Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

    Goodwill and intangible assets not subject to amortization are tested annually for impairment following the adoption of SFAS No. 142. Prior to the adoption of SFAS No. 142, the Company evaluated the recoverability of goodwill pursuant to Accounting Principles Board Opinion No. 17, INTANGIBLE ASSETS, and used estimates of future cash flows in periodically evaluating goodwill for impairment. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's estimated fair value.

    (L) INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    FairPoint Communications, Inc. files a consolidated income tax return with its subsidiaries. The Company has a tax sharing agreement in which all subsidiaries are participants. All intercompany tax transactions and accounts have been eliminated in consolidation.

    (M) INTEREST RATE SWAP AGREEMENTS

    The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Company maintains risk management control systems to monitor interest rate cash flow risk attributable to both the Company's outstanding or forecasted debt obligations. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Company's future cash flows.

    The Company uses variable and fixed-rate debt to finance its operations, capital expenditures, and acquisitions. The variable-rate debt obligations expose the Company to variability in interest payments due to changes in interest rates. Management believes it is prudent to limit the variability of a portion of its interest payments. To meet this objective, management enters into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These swaps change the

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

variable-rate cash flow exposure on the debt obligations to fixed cash flows. Under the terms of the interest rate swaps, the Company receives variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate debt. As of December 31, 2002, the Company had seven interest rate swap agreements with a combined notional amount of $225.0 million and expiration dates ranging from May 2003 through May 2004.

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES (SFAS No. 133). In June 2000, the FASB issued SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, AN AMENDMENT TO SFAS 133 (SFAS No. 138). SFAS
No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company adopted SFAS
No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a cumulative-effect-type loss adjustment (the "transition adjustment") of $(4.7) million in other comprehensive income (loss) to recognize at fair value all interest rate swap agreements. The fair value of the Company's interest rate swap agreements is determined from valuations received from financial institutions. The fair value indicates an estimated amount the Company would pay if the contracts were cancelled or transferred to other parties. At December 31, 2002, the Company expects to reclassify to nonoperating income (expense) during the next
12 months $1.0 million from the transition adjustment that was recorded in other comprehensive income (loss).

    Effective January 1, 2001, the Company discontinued hedge accounting prospectively on its existing interest rate swap agreements because the agreements do not qualify as accounting hedges under SFAS No. 133. As of December 31, 2001 and 2002, the fair value of all outstanding interest rate swap agreements used in continuing operations was $10.7 million and $8.6 million, respectively. The change in the fair value of the interest rate swap agreements of $6.9 million and $(2.1) million during 2001 and 2002, respectively, has been recorded in the statement of operations as a charge (credit) to nonoperating income (expense). In addition, $1.2 million and $1.4 million has been reclassified as nonoperating income (expense) from the transition adjustment recorded in other comprehensive income (loss) during 2001 and 2002, respectively.

    On May 1, 2001, the Company entered into an interest swap with a notional amount of $25 million that was being accounted for as a cash flow hedge under the provisions of SFAS No. 133. The effective portion of the loss on this interest rate swap ($0.6 million) was being recorded in other comprehensive income (loss) through the third quarter of 2001. In association with the discontinued operations of the competitive communications business at Carrier Services and the bank negotiations in relation to the Carrier Services' Credit Facility (see Note 2), as of December 31, 2001, the Company discontinued hedge accounting on this swap. As of December 31, 2001, the fair value of this interest rate swap was $0.6 million, and was recorded in the statement of operations as a charge to discontinued operations. In addition, the Company reclassified $0.6 million from other comprehensive income (loss) to discontinued operations from the translation adjustment recorded on January 1, 2001 for the other remaining interest rate swap (notional amount of $50 million) used by the Company for the Carrier Services' Credit Facility. The fair market value of this swap was $2.6 million at December 31, 2001. At December 31, 2001, these interest rate swaps were classified as current liabilities of discontinued operations on the consolidated balance sheet at their respective fair values. These interest rate swaps were settled in May 2002 in conjunction with the restructuring of Carrier Services' Credit Facility (see Note 2).

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Amounts receivable or payable under interest rate swap agreements are accrued at each balance sheet date and included as adjustments to interest expense.

    (N) STOCK APPRECIATION RIGHTS

    Stock appreciation rights have been granted to certain members of management by principal shareholders of the Company. The Company accounts for stock appreciation rights in accordance with Financial Accounting Standards Board Interpretation No. 28, ACCOUNTING FOR STOCK APPRECIATION RIGHTS AND OTHER VARIABLE STOCK OPTION OR AWARD PLANS. The Company measures compensation as the amount by which the market value of the shares of the Company's stock covered by the grant exceeds the option price or value specified, by reference to a market price or otherwise, subject to any appreciation limitations under the plan and a corresponding credit to additional paid-in capital. Changes, either increases or decreases, in the market value of those shares between the date of the grant and the measurement date result in a change in the measure of compensation for the right. Valuation of stock appreciation rights is typically based on traditional valuation models utilizing multiples of cash flows, unless there is a current market value for the Company's stock.

    (O) STOCK OPTION PLANS

    At December 31, 2002, the Company has three stock-based employee compensation plans, which are described more fully in Note 11. The Company accounts for its stock option plans using the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB No. 25), and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS No. 123), permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income disclosures as if the fair-value method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the intrinsic value-based method of accounting under APB No. 25 and has adopted the disclosure requirements of SFAS No. 123.

    Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income
(loss) would have been:

                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      2000           2001           2002
                                                  ------------   ------------   ------------
                                                            (DOLLARS IN THOUSANDS)
Net income (loss), as reported..................    $(89,117)      (211,600)       13,239
Stock-based compensation expense included in
  reported net income (loss)....................      12,323          2,203         1,260
Stock-based compensation determined under fair
  value based method............................      (9,110)            40        (1,387)
                                                    --------       --------        ------
Pro forma net income (loss).....................    $(85,904)      (209,357)       13,112
                                                    ========       ========        ======

    The pro forma impact on income for the year ended December 31, 2000 assumes no options will be forfeited. During 2000, the Company recorded compensation expense under the provisions of APB

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

No. 25 in excess of the amounts that would have been recognized under the provisions of SFAS No. 123. The pro forma impact on income for the year ended December 31, 2001 assumes estimated forfeitures for those employees subject to termination due to the discontinued competitive communications operations. The pro forma impact on income for the year ended December 31, 2002 assumes estimated forfeitures for an employee who retired in January 2003. The stock-based compensation expense does not agree to the consolidated statement of operations due to the credit adjustments related to the stock appreciation rights of $(0.9) million and $(0.3) million for the years ended December 31, 2001 and 2002, respectively. The pro forma effects are not representative of the effects on reported net income for future years.

    (P) RECLASSIFICATIONS

    Certain amounts have been reclassified to conform to the 2002 consolidated financial statement presentation. One of these reclassifications include mark-to-market adjustments for interest rate swaps (previously classified as interest expense) to other nonoperating income (expense).

    On January 1, 2002, the Company adopted the provisions of SFAS No. 144. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Based on the provisions of SFAS No. 144, the assets and liabilities related to the discontinued competitive communications operations are presented separately in the asset and liability sections, respectively, on the accompanying December 31, 2002 consolidated balance sheet. The December 31, 2001 consolidated balance sheet has been reclassified for comparative purposes. There was no change to the measurement of the Company's provisions for discontinued operations as the Company initiated its plan of disposal prior to December 31, 2001.

(2) DISCONTINUED OPERATIONS AND RESTRUCTURE CHARGES

    On October 19, 2001, Carrier Services entered into an agreement to sell certain assets of its competitive communications operations relating to its business and operations in the northwest United States to Advanced
TelCom, Inc., a wholly owned subsidiary of Advance TelCom Group, Inc. (ATG). The sale of these assets was completed on December 10, 2001. Total proceeds from the sale of these assets was $3.4 million, including $0.9 million from the sale of accounts receivable. The Company recorded a gain of $0.4 million from the sale of these assets.

    On November 7, 2001, Carrier Services entered into an agreement with Choice One and certain affiliates of Choice One to sell certain assets of its competitive communications operations relating to its business and operations in the northeast United States. The sale of these assets was completed on December 19, 2001. Total proceeds from the sale of these assets was $5.6 million in cash, including $3.5 million from the sale of accounts receivable, and 2,500,000 restricted shares of Choice One common stock (valued at $7.9 million at December 19, 2001). The Company recorded a loss of $31.5 million from the sale of these assets. Included in the terms of the Choice One sales agreement was an opportunity for the Company to earn additional restricted shares of Choice One common stock based on the number of access lines converted to the Choice One operating platform 120 days after closing. In
April 2002, Carrier Services earned an additional 1,000,000 restricted shares of Choice One common stock under these provisions, bringing the total shares received to 3,500,000. The 1,000,000

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(2) DISCONTINUED OPERATIONS AND RESTRUCTURE CHARGES (CONTINUED)

additional shares earned was recognized in 2002 as a gain of $0.8 million, classified within discontinued operations.

    In connection with the sale of assets to Choice One, on November 7, 2001, the Company announced its plan to discontinue the remaining operations of its competitive communications business within its wholly owned subsidiary, Carrier Services, and notified its remaining customers in the southwest, southeast, and mid-Atlantic competitive markets to find alternative carriers.

    The transition of customers to ATG, Choice One, or alternative carriers was completed in April 2002.

    As a result of the adoption of the plan to discontinue the operations of the competitive communications operations, these operating results are presented as discontinued operations. The financial results of the competitive operations for 2000 and through November 7, 2001 are presented in the consolidated statements of operations as losses from discontinued competitive communications operations. In connection with the discontinuance of the competitive operations, the Company also recognized a charge in 2001 of $95.3 million to recognize a loss on disposal of its competitive communications operations. This charge included the gain of $0.4 million and loss of $31.5 million from the sale of assets to ATG and Choice One, respectively, the write off of the remaining competitive operating assets, including property, plant, and equipment of $36.1 million, and $28.1 million for expenses the Company estimated it would incur during the phase-out period, net of estimated revenue to be received from customers until they were transitioned to other carriers and ATG and Choice One for transition services. The estimated expenses for the phase-out period included interest expense. Interest expense was allocated to discontinued operations based on the interest incurred by the Company under its senior secured credit facility (the Carrier Services' Credit Facility) and the two interest rate swaps related to this facility.

    On November 28, 2001, Carrier Services completed an amendment to the Carrier Services' Credit Facility, pursuant to which Carrier Services' lenders waived certain restrictions with respect to the sale by Carrier Services of certain of its northwest assets to ATG. On December 19, 2001, Carrier Services completed another amendment on this credit facility which provided for such lenders' consent to the sale of certain of Carrier Services' northeast assets to Choice One and for the lenders' forbearance, until March 31, 2002, from exercising their remedies under the Carrier Services' Credit Facility for certain enumerated potential covenant breaches and potential events of default thereunder.

    On May 10, 2002, Carrier Services entered into an Amended and Restated Credit Agreement with its lenders to restructure the obligations of Carrier Services and its subsidiaries under the Carrier Services' Credit Facility. In connection with such restructuring, (i) Carrier Services paid certain of its lenders $5.0 million to satisfy $7.0 million of the obligations under the Carrier Services' Credit Facility, (ii) the lenders converted $93.9 million of the loans and obligations under the Carrier Services' Credit Facility into shares of the Company's Series A Preferred Stock having a liquidation preference equal to the amount of the loans and obligations under the Carrier Services' Credit Facility, and (iii) the remaining loans under the Carrier Services' Credit Facility and Carrier Services' obligations under its swap arrangements were converted into $27.9 million aggregate principal amount of new term loans.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(2) DISCONTINUED OPERATIONS AND RESTRUCTURE CHARGES (CONTINUED)

    As a result of this restructuring, in 2002, the Company recorded a gain in discontinued operations of $17.5 million for the extinguishment of debt and settlement of its interest rate swap agreements. The gain represents the difference between the May 10, 2002 carrying value of $128.8 million of retired debt ($125.8 million) and related swap obligations ($3.0 million) and the sum of the aggregate value of the cash paid ($5.0 million) plus principal amount of new term loans ($27.9 million) plus the estimated fair value of the Company's
Series A Preferred Stock issued ($78.4 million).

    See Note 6 and Note 7 for the terms of the new loans and the Company's Series A Preferred Stock, respectively.

    Under the provisions of SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, the Company had previously reported two segments: traditional telephone operations and competitive communications operations. The traditional telephone operations provide local, long distance and other communication services to customers in rural communities in which competition is currently limited for local telecommunications services. The competitive communications operations provided local, long distance, and other communication services to customers in markets outside of the Company's traditional telephone markets. The Company's reportable segments were strategic business units that offered similar telecommunications related products and services in different markets. They were managed separately because each segment required different marketing and operational strategies related to the providing of local and long distance communications services.

    Selected information from discontinued operations for the years ended December 31, 2000 and 2001 follows:

                                                                2000             2001
                                                              --------         --------
                                                               (DOLLARS IN THOUSANDS)
Revenue.....................................................  $48,688           57,080
                                                              -------           ------
Operating loss..............................................   90,565           44,943
                                                              -------           ------
Loss before income taxes....................................  113,591           93,952
Income tax benefit..........................................   37,643              985
                                                              -------           ------
Loss from discontinued operations...........................  $75,948           92,967
                                                              =======           ======
Capital expenditures........................................  $57,519           37,426
                                                              =======           ======

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(2) DISCONTINUED OPERATIONS AND RESTRUCTURE CHARGES (CONTINUED)

    Assets and liabilities of discontinued operations as of December 31, 2001 and 2002 follows:

                                                                2001              2002
                                                              ---------         --------
                                                                (DOLLARS IN THOUSANDS)
Cash........................................................  $   9,442              25
Accounts receivable.........................................      8,612             781
Prepaid and other...........................................         43              --
Investments, available-for-sale.............................      7,900              --
                                                              ---------          ------
      Current assets of discontinued operations.............  $  25,997             806
                                                              =========          ======
Accounts payable............................................  $  (8,857)            (35)
Accrued liabilities.........................................    (22,308)         (2,743)
Accrued interest payable....................................       (471)             --
Restructuring accrual.......................................     (2,575)         (1,968)
Accrued property taxes......................................       (365)           (319)
Current portion of long-term debt...........................   (125,800)             --
                                                              ---------          ------
      Current liabilities of discontinued operations........  $(160,376)         (5,065)
                                                              =========          ======
Restructuring accrual.......................................  $  (9,735)         (5,214)
Other liabilities...........................................         --             (51)
                                                              ---------          ------
      Long-term liabilities of discontinued operations......  $  (9,735)         (5,265)
                                                              =========          ======

    At December 31, 2001, Carrier Services' outstanding debt ($125.8 million) and the fair value of its interest rate swaps ($3.2 million) was classified in current liabilities of discontinued operations. In connection with Carrier Services' debt restructuring, as of May 10, 2002, the converted loans of $27.9 million have been classified as long-term debt as these loans will be serviced through continuing operations. Investments in marketable securities (consisting of Choice One stock) were also reclassified from discontinued operations to other current assets as these investments upon liquidation will fund the debt service requirements of Carrier Services' debt.

    In December 2000, the Company initiated a realignment and restructuring of its competitive communications business, which resulted in the Company recording an initial charge of $16.5 million to losses from discontinued operations.

    Of the initial restructuring charge, $3.3 million related to employee termination benefits and other employee termination related costs. The Company terminated 360 positions in December 2000. These reductions resulted from organizational changes within the operations and sales offices of Carrier Services, including closing facilities in several states. The operation centers in Birmingham, Alabama and Dallas, Texas were closed and consolidated to Carrier Services' central operating facility in Albany, New York. Carrier Services also closed 15 of 41 district sales offices, including all those in the southeast and southwest regions of the United States.

    The restructuring charge included $10.3 million in contractual obligations for equipment, occupancy, and other lease terminations and other facility exit costs incurred as a direct result of this plan. The restructuring charge also included $2.9 million, net of salvage value, for the write-down of property, plant, and equipment. These assets primarily included leasehold improvements, furniture, and office equipment. Estimated salvage values were based on estimates of proceeds upon sale of certain of

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(2) DISCONTINUED OPERATIONS AND RESTRUCTURE CHARGES (CONTINUED)

the affected assets. There were also $0.1 million of other incremental costs incurred as a direct result of the restructuring plan.

    In the first quarter of 2001, the Company completed its plans for the restructuring of operations at Carrier Services, which resulted in recording a charge of $33.6 million. Of the total first quarter 2001 restructuring charge, $3.4 million related to employee termination benefits and other employee termination related costs. The Company terminated 365 positions in January 2001. Certain positions were eliminated at the central operating facility in Albany, New York, and at the corporate office in Charlotte, North Carolina. In addition, another 11 sales offices were closed and staff at the remaining sales offices were reduced.

    The restructure charge in the first quarter of 2001 included $12.2 million in contractual obligations for equipment, occupancy, and other lease terminations and other facility exit costs incurred as a direct result of the plan. The restructuring charge also included $17.9 million, net of salvage value, for the write-down of property, plant, and equipment. There were also $0.1 million of other incremental costs incurred as a direct result of the restructuring plan.

    At December 31, 2001, the remaining liabilities associated with the restructuring were limited to contractual obligations related to equipment and lease terminations. These liabilities were re-evaluated and the original obligation of $22.5 million was increased by $1.9 million. The original estimates associated with the other obligations were adjusted as reflected in the following table and the obligations were satisfied as of December 31, 2001. During 2002, the Company entered into arrangements related to certain leases and revised its assumptions on certain other remaining leases. For these reasons, there was a reduction to the remaining restructure obligation of $1.2 million. This reduction has been recognized as a gain and classified within discontinued operations for the year ended December 31, 2002.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(2) DISCONTINUED OPERATIONS AND RESTRUCTURE CHARGES (CONTINUED)

    Selected information relating to the restructuring charge follows:

                                                     EQUIPMENT,
                                                     OCCUPANCY,     WRITE-DOWN
                                       EMPLOYEE      AND OTHER     OF PROPERTY,
                                      TERMINATION      LEASE        PLANT, AND
                                       BENEFITS     TERMINATIONS    EQUIPMENT      OTHER      TOTAL
                                      -----------   ------------   ------------   --------   --------
                                                          (DOLLARS IN THOUSANDS)
Restructure charge..................     $3,271         10,252          2,854        108      16,485
Write-down of assets to net
  realizable value..................         --             --         (2,854)        --      (2,854)
Cash payments.......................       (243)           (45)            --         --        (288)
                                         ------        -------        -------       ----     -------
Restructuring accrual as of December
  31, 2000..........................      3,028         10,207             --        108      13,343
Restructure charge..................      3,416         12,180         17,916         95      33,607
Write-down of assets to net
  realizable value..................         --             --        (16,696)        --     (16,696)
Adjustments from initial estimated
  charges...........................        (91)         1,916         (1,220)        59         664
Cash payments.......................     (6,353)       (11,993)            --       (262)    (18,608)
                                         ------        -------        -------       ----     -------
Restructuring accrual as of December
  31, 2001..........................         --         12,310             --         --      12,310
Adjustments from initial estimated
  charges...........................         --         (1,192)            --         --      (1,192)
Cash payments.......................         --         (3,936)            --         --      (3,936)
                                         ------        -------        -------       ----     -------
Restructuring accrual as of December
  31, 2002..........................     $   --          7,182             --         --       7,182
                                         ======        =======        =======       ====     =======

    In June 2001, the Company restructured the operations of Carrier Services' NetLever division, which resulted in a charge of $1.5 million. NetLever was Carrier Services' internal group responsible for web site development and web hosting services. The Company's management undertook a review of NetLever and decided to discontinue supporting these web-related services internally. The restructure charge included $0.3 million relating to employee termination benefits and other employee termination related costs. The Company terminated 22 positions in June 2001 and an additional seven positions in October 2001.

    The restructure charge also included $0.1 million in lease terminations and other facility exit costs incurred as a direct result of the plan and $0.9 million, net of salvage value, for the write-down of property, plant, and equipment. There were also $0.2 million of other incremental costs incurred as a direct result of the restructuring plan. In the fourth quarter of 2001, the Company recognized an additional restructure charge of $1.9 million and adjustments were made among restructuring expense classifications to properly reflect the actual costs incurred. At December 31, 2001, there were no obligations remaining related to the NetLever restructuring.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(2) DISCONTINUED OPERATIONS AND RESTRUCTURE CHARGES (CONTINUED)

    Selected information relating to the NetLever restructure charge follows:

                                                                     WRITE-DOWN
                                        EMPLOYEE                    OF PROPERTY,
                                       TERMINATION      LEASE        PLANT, AND
                                        BENEFITS     TERMINATIONS    EQUIPMENT      OTHER      TOTAL
                                       -----------   ------------   ------------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Restructure charge...................      $296           46              874         247       1,463
Write-down of assets to net
  realizable value...................        --           --           (3,095)         --      (3,095)
Adjustments from initial estimated
  charges............................      (187)         (28)           2,221        (130)      1,876
Cash payments........................      (109)         (18)              --        (117)       (244)
                                           ----          ---           ------        ----      ------
  Restructuring accrual as of
    December 31, 2001................      $ --           --               --          --          --
                                           ====          ===           ======        ====      ======

(3) ACQUISITIONS

    On April 3, 2000, the Company acquired 100% of the common stock of GT Com and Peoples. On June 1, 2000, the Company acquired 100% of the common stock of Fremont and Fretel. On July 3, 2000, the Company acquired 100% of the common stock of Comerco. The aggregate purchase price for these acquisitions was $276.2 million, including $6.0 million issued in common stock. The Fremont acquisition was completed using cash and the issuance of 457,318 shares of Class A common stock of the Company valued at $13.12 per share.

    On September 4, 2001, the Company acquired 100% of the common stock of Marianna. On September 28, 2001, the Company acquired certain assets of Illinois Consolidated Telephone Company. The aggregate purchase price for these acquisitions was $23.5 million.

    Acquisition costs were $1.0 million and $0.3 million in 2000 and 2001, respectively. The acquisitions have been accounted for using the purchase method and, accordingly, the results of their operations have been included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price and acquisition costs over the fair value of the net identifiable assets acquired was $231.2 million and $14.4 million and has been recognized as goodwill in 2000 and 2001, respectively.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(3) ACQUISITIONS (CONTINUED)

    The allocation of the total net purchase price for the 2000 and 2001 acquisitions are shown in the table below:

                                                                2000           2001
                                                              --------       --------
                                                              (DOLLARS IN THOUSANDS)
Current assets..............................................  $ 29,141         5,659
Property, plant, and equipment..............................   100,121         4,953
Excess cost over fair value of net assets acquired..........   231,167        14,358
Other assets................................................    23,880             6
Current liabilities.........................................   (16,038)         (111)
Other liabilities...........................................   (91,077)       (1,098)
                                                              --------        ------
  Total net purchase price..................................  $277,194        23,767
                                                              ========        ======

    The following unaudited pro forma information presents the combined results of operations of the Company as though the acquisitions occurred at the beginning of the preceding year. These results include certain adjustments, including increased interest expense on debt related to the acquisitions, certain preacquisition transaction costs, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations if the acquisitions had been in effect at the beginning of the period or which may be attained in the future.

                                                              PRO FORMA YEAR ENDED
                                                               DECEMBER 31, 2001
                                                              --------------------
                                                                  (DOLLARS IN
                                                                   THOUSANDS)
                                                                  (UNAUDITED)
Revenues....................................................        $238,678
Loss from continuing operations.............................         (23,109)
Net loss....................................................        (211,360)

(4) PROPERTY, PLANT, AND EQUIPMENT

    A summary of property, plant, and equipment from continuing operations is shown below:

                                                        ESTIMATED
                                                     LIFE (IN YEARS)      2001        2002
                                                     ---------------   ----------   ---------
                                                                       (DOLLARS IN THOUSANDS)
Land...............................................             --     $   3,628       3,702
Buildings and leasehold improvements...............          2--40        33,858      34,742
Telephone equipment................................          3--50       535,309     557,802
Cable equipment....................................          3--20         1,612       1,688
Furniture and equipment............................          3--34        15,397      15,653
Vehicles and equipment.............................          3--20        19,168      19,942
Computer software..................................          3-- 5         1,599       2,046
                                                      ------------     ---------    --------
      Total property, plant, and equipment.........                      610,571     635,575
Accumulated depreciation...........................                     (327,291)   (358,858)
                                                                       ---------    --------
      Net property, plant, and equipment...........                    $ 283,280     276,717
                                                                       =========    ========

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(4) PROPERTY, PLANT, AND EQUIPMENT (CONTINUED)

    The telephone company composite depreciation rate for property and equipment was 7.80%, 7.58%, and 7.48% in 2000, 2001, and 2002, respectively. Depreciation expense from continuing operations for the years ended December 31, 2000, 2001, and 2002 was $35.8 million, $42.5 million, and $45.9 million, respectively.

(5) INVESTMENTS

    The cost, unrealized holding gains and losses, and fair value of the Company's marketable equity investments classified as available-for-sale, at December 31, 2001 and 2002 are summarized below:

                                                         UNREALIZED   UNREALIZED
                                                          HOLDING      HOLDING       FAIR
                                               COST        GAINS         LOSS        VALUE
                                            ----------   ----------   ----------   ---------
December 31, 2001.........................  $8,271,356     332,087      10,200     8,593,243
December 31, 2002.........................     560,000          --          --       560,000

    At December 31, 2001, the fair value of the Choice One stock of $7,900,000 was classified with the net current liabilities of discontinued operations. As discussed in Note 2, during 2002, the Choice One stock was reclassified from discontinued operations to investments available for sale.

    Proceeds from sales of available-for-sale securities were $14.4 million, $1.1 million, and $0.4 million in 2000, 2001, and 2002, respectively. Gross gains of $4.0 million, $1.0 million, and approximately $7,000 in 2000, 2001, and 2002, respectively, were realized on those sales.

    The Company's noncurrent investments at December 31, 2001 and 2002 consist of the following:

                                                                2001           2002
                                                              --------       --------
                                                              (DOLLARS IN THOUSANDS)
Investment in cellular companies and partnerships...........  $21,785         16,341
RTB stock...................................................   20,217         20,125
CoBank stock and unpaid deferred CoBank patronage...........    4,655          4,903
RTFC secured certificates and unpaid deferred RTFC
  patronage.................................................      588            534
Other nonmarketable minority equity investments and
  Non-Qualified Deferred Compensation Plan assets...........    1,696          2,119
                                                              -------         ------
  Total investments.........................................  $48,941         44,022
                                                              =======         ======

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(5) INVESTMENTS (CONTINUED)

    The Company records its share of the earnings or losses of the investments accounted for under the equity method on a three month lag. The investments accounted for under the equity method and the Company's ownership percentage as of December 31, 2001 and 2002 are summarized below:

                                                                2001           2002
                                                              --------       --------
Chouteau Cellular Telephone Company.........................    33.7%          33.7%
Illinois Valley Cellular RSA 2--I Ptnrs.....................    13.3%          13.3%
Illinois Valley Cellular RSA 2--II Ptnrs....................    13.3%          13.3%
Illinois Valley Cellular RSA 2--III Ptnrs...................    13.3%          13.3%
ILLINET Communications, LLC.................................     9.1%           9.1%
Orange County-Poughkeepsie Limited Partnership..............     7.5%           7.5%
ILLINET Communications of Central IL LLC....................     5.2%           5.2%
Syringa Networks, LLC.......................................    13.9%          13.9%

    Proceeds from sales of investments accounted for under the equity method were $4.5 million and $0.2 million in 2000 and 2001, respectively. Gross gains of $2.0 million and approximately $43,000, respectively, were realized on those sales. There were no sales of investments accounted for under the equity method during 2002.

    Summary financial information for the Orange County-Poughkeepsie Limited Partnership accounted for under the equity method follows:

                                                               SEPTEMBER 30
                                                          -----------------------
                                                            2001           2002
                                                          --------       --------
                                                          (DOLLARS IN THOUSANDS)
Current assets..........................................  $32,034         31,619
Property, plant and equipment, net......................   25,324         28,916
                                                          -------         ------
    Total assets........................................  $57,358         60,535
                                                          =======         ======
Current liabilities.....................................  $ 3,067            746
Partners' capital.......................................   54,290         59,789
                                                          -------         ------
    Total liabilities and partners' capital.............  $57,357         60,535
                                                          =======         ======

                                                    TWELVE MONTHS ENDED SEPTEMBER 30
                                                  ------------------------------------
                                                    2000          2001          2002
                                                  --------      --------      --------
                                                         (DOLLARS IN THOUSANDS)
Revenues........................................  $51,567        75,452       105,413
Operating income................................   38,504        57,659        89,203
Net income......................................   39,715        58,986        90,498

    Chouteau Cellular Telephone Company (a limited partnership in which the Company holds a 1.0% general partner interest and a 32.67% limited partner interest) is an investment vehicle which holds a 25% member interest in Independent Cellular Telephone, LLC ("ICT"). ICT in turn is an investment vehicle which holds a 44.45% member interest in United States Cellular Telephone of Greater Tulsa,

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(5) INVESTMENTS (CONTINUED)

LLC ("Tulsa, LLC"). Because Tulsa, LLC is the actual operating entity within the overall investment structure, its summary financial information is presented below, rather than summary information for the Chouteau Cellular Telephone Company, which is the actual entity accounted for under the equity method on the books of the Company:

                                                                   SEPTEMBER 30
                                                              -----------------------
                                                                2001           2002
                                                              --------       --------
                                                              (DOLLARS IN THOUSANDS)
Current assets..............................................  $ 13,368        12,346
Property, plant and equipment, net..........................    86,664        86,042
                                                              --------        ------
    Total assets............................................  $100,032        98,388
                                                              ========        ======
Current liabilities.........................................  $ 60,988        55,070
Non-current liabilities.....................................     2,248         2,878
Members' equity.............................................    36,796        40,440
                                                              --------        ------
    Total liabilities and members' equity...................  $100,032        98,388
                                                              ========        ======

                                                           TWELVE MONTHS ENDED SEPTEMBER 30
                                                        --------------------------------------
                                                          2000           2001           2002
                                                        --------       --------       --------
                                                                (DOLLARS IN THOUSANDS)
Revenues..............................................  $80,111         95,852         96,361
Operating income......................................    8,443          7,338         12,407
Net income before cumulative effect of a change in
  accounting principle................................    6,563          4,950         10,402
Cumulative effect of a change in accounting
  principle...........................................       --           (963)            --
Net income............................................    6,563          3,987         10,402

    In addition to holding the 44.45% member interest in Tulsa, LLC, ICT has long-term debt consisting of variable rate borrowings (5.50% at December 31, 2002) under a loan agreement with RTFC, due in quarterly installments of $0.7 million including interest through 2006. The note is collateralized by the assets of ICT, including its investment in Tulsa, LLC. The RTFC debt balance at December 31, 2002 was $8.4 million. The Company has issued an unsecured guarantee on the RTFC debt. As of December 31, 2002, the unsecured guarantee was $2.1 million.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(5) INVESTMENTS (CONTINUED)

    Summary combined financial information for the Illinois Valley Cellular RSA 2--I Partnership and Illinois Valley Cellular RSA 2--III Partnership accounted for under the equity method follows:

                                                                   SEPTEMBER 30
                                                              -----------------------
                                                                2001           2002
                                                              --------       --------
                                                              (DOLLARS IN THOUSANDS)
Current assets..............................................  $ 2,673          2,286
Property, plant and equipment, net..........................    8,294          9,132
                                                              -------         ------
    Total assets............................................  $10,967         11,418
                                                              =======         ======
Current liabilities.........................................  $ 2,767          2,309
Non current liabilities.....................................      527            968
Partners' capital...........................................    7,673          8,141
                                                              -------         ------
    Total liabilities and partners' capital.................  $10,967         11,418
                                                              =======         ======

                                                           TWELVE MONTHS ENDED SEPTEMBER 30
                                                        --------------------------------------
                                                          2000           2001           2002
                                                        --------       --------       --------
                                                                (DOLLARS IN THOUSANDS)
Revenues..............................................  $14,666         16,296         17,516
Operating income......................................    2,170          2,038          1,311
Net income............................................    2,011          1,647          1,217

    The Company continually evaluates its investment holdings for evidence of impairment. During 2002, the Company determined that the decline in market value of its Choice One common stock was "other than temporary." As such, the Company recorded a noncash charge of $8.2 million. This charge is classified with the impairment on investments in the consolidated statement of operations.

    During 2002, the Company determined that the carrying amount exceeded the estimated fair value of some investments accounted for under the equity method. As such, the Company recorded a noncash charge of $1.7 million and $2.7 million, respectively, for the Chouteau Cellular Telephone Company and Illinois Valley Cellular RSA 2--I, II and III partnership investments. These charges are classified with the impairment on investments in the consolidated statement of operations.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(6) LONG-TERM DEBT

    Long-term debt at December 31, 2001 and 2002 is shown below:

                                                                2001           2002
                                                              --------       --------
                                                              (DOLLARS IN THOUSANDS)
Senior secured notes, variable rates ranging from 4.25% to
  10.57% at December 31, 2002, due 2004 to 2007.............  $356,422        351,778
Senior subordinated notes due 2008:
  Fixed rate, 9.50%.........................................   125,000        125,000
  Variable rate, 5.81% at December 31, 2002.................    75,000         75,000
Senior subordinated notes, 12.50%, due 2010.................   200,000        200,000
Carrier Services' senior secured notes, 8.00%, due 2007.....   125,800         28,829
Senior notes to RTFC:
  Fixed rate, 9.20%, due 2009...............................     3,699          3,250
  Variable rate, 5.50% at December 31, 2002, due 2009.......     5,546          4,871
Subordinated promissory notes, 7.00%, due 2005..............     7,000          7,000
First mortgage notes to Rural Utilities Service, fixed rates
  ranging from 2.00% to 10.78%, due 2002 to 2016............     7,652          7,090
Senior notes to RTB, fixed rates ranging from 7.50% to
  8.00%, due 2008 to 2014...................................     1,476          1,372
Other debt, 9.00%, paid in 2002.............................         7             --
                                                              --------       --------
Total outstanding long-term debt............................   907,602        804,190
Less current portion........................................  (131,323)        (5,704)
                                                              --------       --------
    Total long-term debt, net of current portion............  $776,279        798,486
                                                              ========       ========

    As discussed in Note 2, the December 31, 2001 outstanding balance on the Carrier Services' senior secured notes is classified with current liabilities of discontinued operations in the accompanying consolidated balance sheet. In connection with Carrier Services' debt restructuring, as of May 10, 2002, the converted loans (December 31, 2002 balance of $28.8 million) have been classified as long-term debt as these loans will be serviced through continuing operations.

    The approximate aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2002 are as follows (dollars in thousands):

Fiscal year:
  2003......................................................  $  5,704
  2004......................................................   175,171
  2005......................................................   102,414
  2006......................................................    79,796
  2007......................................................    35,065
  Thereafter................................................   406,040
                                                              --------
                                                              $804,190
                                                              ========

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(6) LONG-TERM DEBT (CONTINUED)

    SENIOR SECURED NOTES

    On March 30, 1998, the Company closed a $315 million senior secured credit facility (the Credit Facility) which committed $75 million of term debt (tranche
C) amortized over nine years, $155 million of term debt (tranche B) amortized over eight years, and an $85 million reducing revolving credit facility (revolving facility) with a term of 6.5 years. On March 14, 2000, an additional $165 million reducing revolving credit facility (acquisition facility) with a term of 4.5 years was committed and available to the Company under the Credit Facility. At December 31, 2002, $60 million was outstanding on the revolving facility and $97.7 million was outstanding on the revolving acquisition facility. The Credit Facility requires that the Company maintain certain financial covenants. As of December 31, 2002, these financial covenants limited the commitment available under the revolving and revolving acquisition facilities to $66.0 million. Borrowings under the Credit Facility bear interest at a rate based, at the option of the Company, on the participating banks' prime rate or Eurodollar rate, plus an incremental rate of 2.5%, 2.25%, 1.75%, and 1.75% for the prime rate and 4.0%, 3.75%, 2.75%, and 2.75% for the Eurodollar margins for the tranche C, tranche B, revolving facility, and acquisition facility, respectively. In addition to annual administrative agent's fees, the Company pays fees of 1/2% per annum on the aggregate unused portion of the tranche B, revolving facility, and acquisition facility commitments.

    The Company used six interest rate swap agreements, with notional amounts of $25 million each, to effectively convert a portion of its variable interest rate exposure under the Credit Facility to fixed rates ranging from 8.07% to 10.34%. The expiration dates of the swap agreements range from November 2003 to May 2004.

    The Credit Facility contains various restrictions, including those relating to payment of dividends by the Company. In management's opinion, the Company has complied with all such requirements. The Credit Facility is also secured by a perfected first priority pledge of the stock of certain subsidiaries of the Company. The Credit Facility is guaranteed by four of the Company's intermediary holding companies, subject to contractual or regulatory restrictions.

    The Company amended its Credit Facility in July 2002 to provide for a letter of credit sub-facility. The amendment will provide the ability to request letters of credit to support obligations of the Company incurred in the ordinary course of business in an aggregate principal amount not to exceed $5.0 million and subject to limitations on the aggregate amount outstanding under the Credit Facility. As of December 31, 2002, $0.4 million had been issued under this letter of credit.

    SENIOR SUBORDINATED NOTES DUE 2008

    On May 5, 1998, the Company consummated a debt offering consisting of $125 million in aggregate principal amount of Senior Subordinated Notes due 2008 (the Fixed Rate Notes), and $75 million in aggregate principal amount of Floating Rate Callable Securities due 2008 (the Floating Rate Notes). The notes are unsecured obligations of the Company and are subordinated to all existing and future senior indebtedness. Interest on the notes is payable semiannually. Interest on the Fixed Rate Notes is 9.5% and interest on the Floating Rate Notes is equal to a rate per annum at LIBOR plus 418.75 basis points. As to the Floating Rate Notes, the Company used an interest rate swap agreement, with a notional amount of $75 million, to manage its exposure on its variable interest rate

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(6) LONG-TERM DEBT (CONTINUED)

risk by converting the interest cost to a fixed rate of 10.78% for a substantial portion (though not entirely) of the term of the notes. The swap agreement expires in May 2003.

    The Fixed Rate Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after May 1, 2003 at redemption prices (expressed as a percentage of the principal amount) declining annually from 104.7% beginning May 1, 2003 to 100% beginning May 1, 2006 and thereafter, together with accrued interest to the redemption date and subject to certain conditions. Notwithstanding the foregoing, the Company may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes at a redemption price of 109.5% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the proceeds of an equity offering.

    The Floating Rate Notes are redeemable, in whole or in part, at any time at the option of the Company, at redemption prices (expressed as a percentage of the principal amount) declining annually from 105% beginning May 1, 1998 to 100% beginning May 1, 2003 and thereafter, together with accrued interest to the redemption date and subject to certain conditions.

    The Fixed and Floating Rate Notes' indenture places certain restrictions on the ability of the Company to (i) incur additional indebtedness, (ii) make restricted payments (dividends, redemptions, and certain other payments),
(iii) incur liens, (iv) issue and sell stock of a subsidiary, (v) sell or otherwise dispose of property, business, or assets, (vi) enter into sale and leaseback transactions, (vii) engage in business other than the communications business, and (viii) engage in transactions with affiliates. In management's opinion, the Company has complied with all such requirements.

    SENIOR SUBORDINATED NOTES DUE 2010

    On May 24, 2000, the Company consummated a debt offering consisting of $200 million in aggregate principal amount of Senior Subordinated Notes due 2010 (the 2010 Notes). The 2010 Notes are unsecured obligations of the Company and are subordinated to all existing and future senior indebtedness. Interest on the 2010 Notes is 12.5%, payable semiannually.

    The 2010 Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after May 1, 2005 at redemption prices (expressed as a percentage of the principal amount) declining annually from 106.25% beginning May 1, 2005 to 100% beginning May 1, 2008 and thereafter, together with accrued interest to the redemption date and subject to certain conditions. Notwithstanding the foregoing, on or prior to May 1, 2003, the Company may redeem up to 35% of the aggregate principal amount of the 2010 Notes at a redemption price of 112.5% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the proceeds of an equity offering.

    The 2010 Notes indenture places certain restrictions on the ability of the Company to (i) incur additional indebtedness, (ii) make restricted payments (dividends, redemptions, and certain other payments), (iii) incur liens,
(iv) issue and sell stock of a subsidiary, (v) sell or otherwise dispose of property, business, or assets, (vi) enter into sale and leaseback transactions,
(vii) engage in business other than the telecommunications business, and
(viii) engage in transactions with affiliates. In management's opinion, the Company has complied with all such requirements.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(6) LONG-TERM DEBT (CONTINUED)

    CARRIER SERVICES' SENIOR SECURED NOTES

    On May 10, 2002, Carrier Services entered into an Amended and Restated Credit Agreement with its lenders to restructure the obligations of Carrier Services and its subsidiaries under the Carrier Services' Credit Facility. In connection with such restructuring, (i) Carrier Services paid certain of its lenders $5.0 million to satisfy $7.0 million of the obligations under the Carrier Services' Credit Facility, (ii) the lenders converted $93.9 million of the loans and obligations under the Carrier Services' Credit Facility into shares of the Company's Series A Preferred Stock having a liquidation preference equal to the amount of the loans and obligations under the Carrier Services' Credit Facility, and (iii) the remaining loans under the Carrier Services' Credit Facility and Carrier Services' obligations under its swap arrangements were converted into $27.9 million aggregate principal amount of new term loans.

    As a result of this restructuring, in 2002, the Company recorded a gain classified within discontinued operations of $17.5 million for the extinguishment of debt and settlement of its interest rate swap agreements. The gain represents the difference between the May 10, 2002 carrying value of $128.8 million of retired debt ($125.8 million) and related swap obligations ($3.0 million) and the sum of the aggregate value of the cash paid
($5.0 million) plus principal amount of new term loans ($27.9 million) plus the estimated fair value of the Company's Series A Preferred Stock issued
($78.4 million).

    The converted loans under the new Carrier Services' Amended and Restated Credit Agreement consist of two term loan facilities: (i) Tranche A Loans in the aggregate principal amount of $8.7 million and (ii) Tranche B Loans in the aggregate principal amount of $19.2 million, each of which matures in May 2007. Interest on the new loans is payable monthly and accrues at a rate of 8% per annum; provided, however, that upon an event of default the interest rate shall increase to 10% per annum. Interest on the Tranche A Loans must be paid in cash and interest on Tranche B Loans may be paid, at the option of Carrier Services, either in cash or in kind. For the year ended December 31, 2002, $0.9 million in additional debt was issued to satisfy the accrued in kind interest on the Tranche B loans. The principal of the Tranche A Loans is due at maturity and the principal of the Tranche B Loans is payable as follows: (a) $2,062,000 is due on September 30, 2004; (b) $4,057,000 is due on September 30, 2005; (c) $5,372,000
is due on September 30, 2006; and (d) the remaining principal balance is due at maturity.

    The loans under the new Carrier Services' Amended and Restated Credit Agreement are guaranteed by certain of Carrier Services' subsidiaries and are secured by substantially all of the assets of Carrier Services and its subsidiaries. The Company has not guaranteed the debt owed to the lenders under the new Carrier Services' Amended and Restated Credit Agreement nor does the Company have any obligation to invest any additional funds in Carrier Services. Further, the Company's Credit Facility and the indentures governing the Company's senior subordinated notes contain significant restrictions on the Company's ability to make investments in Carrier Services. Under a tax sharing agreement, FairPoint is obligated to reimburse Carrier Services for any tax benefits it receives from net operating losses generated by Carrier Services. At December 31, 2002, the amount payable to Carrier Services under the tax sharing agreement was approximately $3.1 million.

    Voluntary prepayments of the new loans may be made at any time without premium or penalty. Carrier Services is also required to make mandatory prepayments of principal from certain sources including the net proceeds from asset sales and from excess cash flow generated by its long distance business.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(6) LONG-TERM DEBT (CONTINUED)

    Upon an event of default under the new Carrier Services' Amended and Restated Credit Agreement and the acceleration of the loans thereunder, at the option of the relevant lender, such loans may be converted into the Company's Series A Preferred Stock pursuant to the terms of the Amended and Restated Preferred Stock Issuance and Capital Contribution Agreement (Preferred Stock Issuance Agreement).

    OTHER

    In conjunction with the senior notes payable to the RTFC and the RTB and the first mortgage notes payable to the Rural Utilities Service, certain of the Company's subsidiaries are subject to restrictive covenants limiting the amounts of dividends that may be paid.

    The Company also has $0.4 million unsecured demand notes payable to various individuals and entities with interest payable at 5.25% at December 31, 2002.

    The FASB issued SFAS No. 145, RECISSION OF FASB STATEMENTS NO. 4, 44, AND 64, AMENDMENT OF FASB STATEMENT NO. 13 AND TECHNICAL CORRECTIONS (SFAS No. 145) during 2002. This statement eliminates the requirement that gains and losses from extinguishments of debt be required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. The statement requires gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS--REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, which provides guidance for distinguishing transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The Company adopted SFAS No. 145 in the second quarter of 2002. The adoption of SFAS No. 145 did not affect the financial statements in 2000, 2001, and 2002, as there were no extinguishments of debt during these periods. During 2002, the Company recognized a $17.5 million gain for the extinguishment of the Carrier Services' debt and settlement of its interest rate swap agreements. This gain is classified within discontinued operations.

(7) REDEEMABLE PREFERRED STOCK

    The Series A Preferred Stock issued to the lenders in connection with Carrier Services debt restructuring, and any Series A Preferred Stock issuable pursuant to the Preferred Stock Issuance Agreement, is nonvoting, except as required by applicable law, and is not convertible into common stock of the Company. The Series A Preferred Stock provides for the payment of dividends at a rate equal to 17.428% per annum. Dividends on the Series A Preferred Stock are payable, at the option of the Company, either in cash or in additional shares of Series A Preferred Stock. The Company has the option to redeem any outstanding Series A Preferred Stock at any time. The redemption price for such shares is payable in cash in an amount equal to $1,000 per share plus any accrued but unpaid dividends thereon (the Preference Amount). Under certain circumstances, the Company would be required to pay a premium of up to 6% of the Preference Amount in connection with the redemption of the Series A Preferred Stock. In addition, upon the occurrence of certain events, such as (i) a merger, consolidation, sale, transfer or disposition of at least 50% of the assets or business of the Company and its subsidiaries, (ii) a public offering of the Company's common stock which yields in the aggregate at least $175.0 million, or
(iii) the first anniversary of the maturity of the Company's senior subordinated notes

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(7) REDEEMABLE PREFERRED STOCK (CONTINUED)

(which first anniversary will occur in May 2011), the Company would be required to redeem all outstanding shares of the Series A Preferred Stock at a price per share equal to the Preference Amount.

    The initial carrying amount of the Series A Preferred Stock has been recorded at its fair value at the date of issuance ($78.4 million). The carrying amount is being increased by periodic accretions, using the interest method, so that the carrying amount will equal the mandatory redemption amount
($93.9 million) at the mandatory redemption date (May 2011). For the year ended December 31, 2002, the Series A Preferred Stock has been increased by
$1.0 million to reflect the periodic accretions. The carrying amount of the Series A Preferred Stock has been further increased by $10.9 million in connection with dividends paid in-kind on the outstanding shares of the Series A Preferred Stock. Additional paid-in capital has been decreased for the increases in the carrying balance of the Series A Preferred Stock.

(8) EMPLOYEE BENEFIT PLANS

    The Company sponsors a voluntary 401(k) savings plan (the 401(k) Plan) that covers substantially all eligible employees. Each 401(k) Plan year, the Company contributes to the 401(k) Plan an amount of matching contributions determined by the Company at its discretion. For the 401(k) Plan years ended December 31, 2000, 2001, and 2002, the Company matched 100% of each employee's contribution up to 3% of compensation and 50% of additional contributions up to 6%. The 401(k) Plan also allows for a profit sharing contribution that is made based upon management discretion. Total Company contributions to the 401(k) Plan were $1.7 million, $1.8 million, and $1.4 million for the years ended December 31, 2000, 2001, and 2002, respectively.

    In 1999, the Company began a Non-Qualified Deferred Compensation Plan (the NQDC Plan) that covers certain employees. The NQDC Plan allows highly compensated individuals to defer additional compensation beyond the limitations of the 401(k) Plan. Company matching contributions are subject to the same percentage as the 401(k) Plan. Total Company contributions to the NQDC Plan were approximately $38,000, $16,000, and $1,000 for the years ended December 31, 2000, 2001, and 2002, respectively. At December 31, 2001 and 2002, the NQDC Plan assets were $0.6 million and $0.5 million, respectively. The related deferred compensation obligation is included in other liabilities in the accompanying consolidated balance sheets.

    C&E, Taconic, and GT Com also sponsor defined contribution 401(k) retirement savings plans for union employees. C&E, Taconic, and GT Com match contributions to these plans based upon a percentage of pay of all qualified personnel and make certain profit sharing contributions. Contributions to the plans were $0.2 million, $0.2 million, and $0.3 million for the years ended December 31, 2000, 2001, and 2002, respectively.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(9) INCOME TAXES

    Income tax expense from continuing operations for the years ended December 31, 2000, 2001, and 2002 consists of the following components:

                                                                2000       2001       2002
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Current:
  Federal...................................................  $(2,419)       --         --
  State.....................................................   (1,345)     (569)      (603)
                                                              -------      ----       ----
      Total current income tax expense from continuing
        operations..........................................   (3,764)     (569)      (603)
                                                              -------      ----       ----
Investment tax credits......................................      219       138         85
                                                              -------      ----       ----
Deferred:
  Federal...................................................      366        --         --
  State.....................................................   (2,428)       --         --
                                                              -------      ----       ----
      Total deferred income tax expense from continuing
        operations..........................................   (2,062)       --         --
                                                              -------      ----       ----
Total income tax expense from continuing operations.........  $(5,607)     (431)      (518)
                                                              =======      ====       ====

    Total income tax expense from continuing operations was different than that computed by applying U. S. Federal income tax rates to losses from continuing operations before income taxes for the years ended December 31, 2000, 2001, and 2002. The reasons for the differences are presented below:

                                                                2000       2001       2002
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Computed "expected" tax benefit from continuing
  operations................................................  $ 2,571      7,791      1,952
State income tax benefit (expense), net of Federal income
  tax expense...............................................   (2,490)      (376)      (398)
Amortization of investment tax credits......................      219        138         85
Goodwill amortization.......................................   (2,843)    (3,339)        --
Stock-based compensation....................................   (3,235)      (749)      (428)
Valuation allowance.........................................       --     (4,067)    (1,851)
Disallowed expenses and other...............................      171        171        122
                                                              -------     ------     ------
Total income tax expense from continuing operations.........  $(5,607)      (431)      (518)
                                                              =======     ======     ======

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(9) INCOME TAXES (CONTINUED)

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2001 and 2002 are presented below:

                                                                 2001         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Federal and state tax loss carryforwards..................   $ 90,624       94,223
  Employee benefits.........................................        575          632
  Restructure charges and exit liabilities..................      7,122        2,873
  Allowance for doubtful accounts...........................        495          451
  Alternative minimum tax and other state credits...........      2,811        2,861
                                                               --------      -------
    Total gross deferred tax assets.........................    101,627      101,040
Valuation allowance.........................................    (76,600)     (71,733)
                                                               --------      -------
    Net deferred tax assets.................................     25,027       29,307
                                                               --------      -------
Deferred tax liabilities:
  Property, plant, and equipment, principally due to
    depreciation differences................................      9,054       16,716
  Goodwill, due to amortization differences.................      7,084        8,906
  Basis in investments......................................      8,889        3,685
                                                               --------      -------
    Total gross deferred tax liabilities....................     25,027       29,307
                                                               --------      -------
    Net deferred tax liabilities............................   $     --           --
                                                               ========      =======

    The valuation allowance for deferred tax assets as of December 31, 2001 and 2002 was $76.6 million and $71.7 million, respectively. The change in the valuation allowance was an increase of $72.9 million and a decrease of $(4.9) million of which $4.1 million and $1.9 million was allocated to continuing operations and $68.8 million and $(6.8) million to discontinued operations for the years ended December 31, 2001 and 2002, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of $196.5 million prior to the expiration of the net operating loss carryforwards in 2022. Taxable loss for the years ended December 31, 2001 and 2002 was $151.4 million and $11.2 million, respectively. Based upon the level of projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 2002. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(9) INCOME TAXES (CONTINUED)

    At December 31, 2002, federal and state net operating loss carryforwards of $258.1 million expire in 2019 to 2022. At December 31, 2002, the Company has alternative minimum tax credits of $2.3 million which may be carried forward indefinitely.

(10) STOCKHOLDERS' EQUITY

    A number of events occurred which affected the capitalization of the Company. Those events included a stock-split in the form of a stock dividend, authorizing additional classes of capital stock, issuing and reacquiring capital stock for net proceeds of $158.9 million, the cancellation of put options on the Company's common stock, issuing common stock subject to put obligations related to a business combination, and recognizing costs for stock-based compensation to employees.

    STOCK-SPLIT

    In January 2000, the Company declared a twenty-for-one stock split in the form of a stock dividend. This stock split has been given retroactive effect in the accompanying consolidated financial statements.

    ADDITIONAL CLASSES OF CAPITAL STOCK

    In April 2000, the Company amended its articles of incorporation to authorize an aggregate of 500,000,000 shares of capital stock. Following the amendment, the authorized share capital of the Company includes the following:

        CLASS A COMMON STOCK--authorized 236,200,000 voting common shares at a par value of $0.01 per share. Class A common shares carry one vote per share.

        CLASS B COMMON STOCK--authorized 150,000,000 nonvoting, convertible common shares at a par value of $0.01 per share.

        CLASS C COMMON STOCK--authorized 13,800,000 nonvoting, convertible common shares at a par value of $0.01 per share. The Class C common shares are automatically convertible into Class A common shares upon either the completion of an initial public offering of at least $150 million of the Company's Class A common stock or the occurrence of certain conversion events, as defined in the articles of incorporation. The conversion rate for the Class C common shares to Class A common shares is one-for-one.

        SERIES D PREFERRED STOCK--authorized 100,000,000 nonvoting, convertible, cumulative participating preferred shares at a par value of $0.01 per share.

    Effective August 8, 2000, all regulatory approvals necessary to effectuate a change in control were received and all outstanding Class B common and Series D preferred shares issued during 2000 were automatically converted into an equal number of Class A common shares. The Series D preferred shares did not provide for the payment of dividends for up to one year following their issuance; as such, no dividends were paid on the preferred shares during 2000.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(10) STOCKHOLDERS' EQUITY (CONTINUED)

    In May 2002, the Company amended and restated its certificate of incorporation to eliminate the Series D preferred stock and to designate and authorize the issuance of up to 1,000,000 shares of Series A preferred stock.

    ISSUANCE AND REACQUISITION OF CAPITAL STOCK

    In January 2000, at a price of $13.12 per share, the Company issued 4,673,920 shares of Series D preferred stock, 100,160 shares of Class A common stock, 4,243,728 shares of Class B common stock, and 4,269,440 shares of Class C common stock. Net proceeds from the issuance of capital stock was $158.9 million. Direct costs of $23.9 million associated with the issuance of this capital stock were recorded as a reduction to paid-in capital. These costs included $9.6 million of transaction fees and expenses paid to a new principal shareholder, transaction fees of $8.4 million which were accrued to be paid to an existing shareholder upon liquidation of their holdings, and $0.4 million for services rendered in consummating the transaction paid to a law firm in which a partner of the firm is a shareholder of the Company.

    In January 2000, the Company reacquired 25,087,800 Class A common shares in exchange for 16,787,800 shares of Series D preferred stock and 8,300,000 shares of Class B common stock. The Class A common shares were retired upon reacquisition.

    CANCELLATION OF PUT OBLIGATIONS

    During 1998, certain major shareholders of the Company pledged 1,752,000 shares of the Company's common stock as collateral under various loan agreements. Under the terms of the loan agreements, the Company was required, in the event of default by the shareholders, to repurchase the pledged shares for the lesser of (i) 100% of outstanding indebtedness plus accrued and unpaid interest, or (ii) $3.0 million. The Company classified $3.0 million of equity as temporary equity for the value of common stock issued and subject to put options under these arrangements.

    In January 2000, these put options were canceled. As a result, the Company reclassified $3.0 million from temporary equity to the permanent capital accounts of the Company.

    ISSUANCE OF COMMON STOCK SUBJECT TO PUT OBLIGATIONS

    In connection with the acquisition of Fremont, the Company issued 457,318 shares of Class A common stock to certain of the former owners of Fremont. Under the terms of the agreements, these shares can be put back to the Company at any time. The purchase price for such stock is the higher of the current fair market value or the fair market value of the Company's common stock on the date of the acquisition of Fremont. Such former owners of Fremont exercised their put options on 75,418 shares in December 2000 and on 66,676 shares in March 2001. The Company has recorded the common stock subject to put options as temporary equity in the accompanying consolidated balance sheets. In May 2001, the Company loaned $999,980 to such former owners of Fremont. In January 2002, these loans were paid with 76,218 shares subject to the put options. In January 2003, put options on 76,218 shares were exercised for $999,980.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(10) STOCKHOLDERS' EQUITY (CONTINUED)

    COMPENSATION EXPENSE

    In January 2000, shares of Class A common stock issued under stock options and warrants included 35,300 shares issued under the MJD Communications, Inc. Stock Incentive Plan (1998 Plan), 255,320 shares issued under the 1995 Stock Option Plan (1995 Plan), and 16,580 shares issued pursuant to warrants to purchase shares of the Company's common stock in a cashless exercise. Options surrendered in lieu of cash were 5,300 under the 1998 Plan and 5,020 under the 1995 Plan. Following the conversion of these Class A common shares into Series D preferred shares, the newly issued Series D preferred shares were sold to a new principal shareholder of the Company. The Company's board of directors amended the grant of options to purchase 40,600 shares of the Company's Class A common stock under the 1998 Plan to make those options immediately exercisable and fully vested. The options were previously exercisable only upon the occurrence of a qualifying liquidating event, as defined under the 1998 Plan. A compensation charge of $0.5 million was recognized in connection with the amendment of the options in 2000. As a result of the exercise of options to purchase 260,340 shares of Class A common stock under the 1995 Plan, the Company recorded a compensation charge of $3.3 million in 2000.

    In 1997, two of the Company's shareholders entered into shareholder agreements with the Company and its founding shareholders, including two employee shareholders. Under the shareholder agreements, the Company's founding shareholders are entitled to a cash payment as a result of the sale of the Company's common stock to a third party by either of the two shareholders. In January 2000, one of these shareholders sold newly issued Series D preferred shares for cash to a third party. The transaction was subject to the requirements of the shareholder agreements. As the cash payment to the two employee shareholders was contingent upon their continued employment, the Company recognized the cash payment as compensation expense. Also in January 2000, the other shareholder transferred 1,093,060 shares of Series D preferred shares to the employee-shareholders in settlement of its cash payment obligation under the shareholder agreements. As a result of these transactions, the Company recognized a compensation charge of $8.5 million in 2000.

    In April 2000, the Company issued stock options under the 1998 Plan to employee participants in the FairPoint Communications Corp. Stock Incentive Plan (Carrier Services' Plan) in consideration of the cancellation of all options previously granted under the Carrier Services' Plan. The Company issued 1,620,465 and 73,200 options to purchase Class A common shares of the Company at an exercise price of $3.28 per share and $13.12 per share, respectively. The Company was recognizing a compensation charge on these options for the amount the market value of the Company's common stock exceeded the exercise price on the date of grant. In order to maintain the same economic benefits as previously existed under the Carrier Services' Plan, Carrier Services also intended to provide a cash bonus to its employees for each option exercised. The Company was amortizing the compensation charge related to the option grant and the cash bonus over the vesting period of five years. For the year ended December 31, 2000, compensation expense of $3.1 million and $1.0 million was recognized for these options and bonuses, respectively, and are classified within discontinued operations. During 2000, 320,250 unvested options subject to the option and bonus compensation charge were forfeited. As of December 31, 2000, unearned compensation on the converted Carrier Services Plan options was $9.7 million. As of December 31, 2001, the Company estimated the number of options subject to the

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(10) STOCKHOLDERS' EQUITY (CONTINUED)

option and bonus compensation charge that would be ultimately exercised during the discontinued operation phase-out period. The remaining unvested options were forfeited.

    On December 31, 2001, the Company extended the exercise period on 284,200 1995 Plan stock options. The Company recognized a compensation charge of $2.2 million related to the modification of these options during 2001. On December 31, 2002, the Company extended the exercise period on 213,200 1995 Plan Stock Options. The Company recognized a compensation charge of $1.2 million related to the modification of these options during 2002.

    Certain principal shareholders of the Company granted stock appreciation rights to certain members of management. The stock appreciation rights are fully vested. The stock appreciation rights may be settled in cash or stock, at the option of the granting shareholders. In connection with the stock appreciation rights, the Company recognized a benefit of $0.9 million and $0.3 million in 2001 and 2002, respectively, as the value associated with the stock appreciation rights declined. No compensation expense was recorded in 2000 related to the stock appreciation rights.

(11) STOCK OPTION PLANS

    1995 STOCK OPTION PLAN

    The Company sponsors the 1995 Plan that covers officers, directors, and employees of the Company. The Company may issue qualified or nonqualified stock options to purchase up to 1,136,800 shares of the Company's Class A common stock to employees that will vest equally over 5 years from the date of employment of the recipient and are exercisable during years 5 through 10. In 1995, the Company granted options to purchase 852,800 shares at $0.25 per share. There were no options granted since 1995.

    The per share weighted average fair value of stock options granted during 1995 was $0.13 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a risk-free interest rate of 6.41%, and an estimated option life of five years. Because the Company was nonpublic on the date of the grant, no assumption as to the volatility of the stock price was made.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(11) STOCK OPTION PLANS (CONTINUED)

    Stock option activity for 2000, 2001, and 2002 under the 1995 Plan is summarized as follows:

                                                            2000       2001       2002
                                                          --------   --------   --------
Outstanding at January 1................................   852,800   592,460    592,460
  Granted...............................................        --        --         --
  Exercised.............................................  (260,340)       --         --
  Forfeited.............................................        --        --         --
                                                          --------   -------    -------
Outstanding at December 31..............................   592,460   592,460    592,460
                                                          ========   =======    =======
Exercisable at December 31..............................   592,460   592,460    592,460
                                                          ========   =======    =======

    See Note 10 for a description of options exercised under the 1995 Plan during 2000.

    MJD COMMUNICATIONS, INC. STOCK INCENTIVE PLAN

    In August 1998, the Company adopted the 1998 Plan. The 1998 Plan provides for grants of up to 6,952,540 nonqualified stock options to executives and members of management, at the discretion of the compensation committee of the board of directors. Options vest in 25% increments on the second, third, fourth, and fifth anniversaries of an individual grant. In the event of a change in control, outstanding options will vest immediately.

    Pursuant to the terms of the grant, options granted in 1998 and 1999 become exercisable only in the event that the Company is sold, an initial public offering of the Company's common stock results in the principal shareholders holding less than 10% of their original ownership, or other changes in control, as defined, occur. The number of options that may become ultimately exercisable also depends upon the extent to which the price per share obtained in the sale of the Company would exceed a minimum selling price of $4.28 per share. All options have a term of 10 years from date of grant. For those options granted in 1998 and 1999, the Company will accrue compensation expense for the excess of the estimated market value of its common stock over the exercise price of the options when and if a sale of the Company, at the prices necessary to result in exercisable options under the grant, becomes imminent or likely.

    Pursuant to the terms of the grant, options granted in 2000 become exercisable immediately upon vesting. The per share weighted average fair value of stock options granted under the 1998 Plan during 2000 was $11.17 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a risk-free interest rate of 6.52%, and an estimated option life of 10 years. Because the Company was nonpublic on the date of the grant, no assumption as to the volatility of the stock price was made.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(11) STOCK OPTION PLANS (CONTINUED)

    Stock option activity for 2000, 2001, and 2002 under the 1998 Plan is summarized as follows:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                                OPTIONS     EXERCISE
                                                              OUTSTANDING    PRICE
                                                              -----------   --------
Outstanding at January 1, 2000..............................   4,808,000     $1.76
  Granted...................................................   1,693,665      3.71
  Exercised.................................................     (40,600)     1.71
  Forfeited.................................................    (372,750)     3.06
                                                                             -----
Outstanding at December 31, 2000............................   6,088,315      2.22
  Granted...................................................          --        --
  Exercised.................................................     (91,500)     3.28
  Forfeited.................................................  (1,590,525)     3.21
                                                              ----------
Outstanding at December 31, 2001............................   4,406,290      1.84
  Granted...................................................     250,000      7.00
  Exercised.................................................          --        --
  Forfeited.................................................    (225,090)     3.28
                                                              ----------
Outstanding at December 31, 2002............................   4,431,200      2.06
                                                              ==========     =====
Stock options available to grant at December 31, 2002.......   2,521,340
                                                              ==========

                     OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
       ------------------------------------------------       -----------------------------
                          NUMBER                                  NUMBER           WEIGHTED
                      OUTSTANDING AT        REMAINING         EXERCISABLE AT       AVERAGE
       EXERCISE        DECEMBER 31,        CONTRACTUAL         DECEMBER 31,        EXERCISE
        PRICE              2002            LIFE (YEARS)            2002             PRICE
       --------       --------------       ------------       --------------       --------
        $1.71           3,978,900               6.60                  --            $  --
         2.74             184,000               7.50                  --               --
         3.28              18,300               8.30               9,150             3.28
         7.00             250,000               9.00                  --               --
                        ---------                                  -----            -----
                        4,431,200                                  9,150            $3.28
                        =========                                  =====            =====

    The weighted average remaining contractual life for the options outstanding at December 31, 2002 is 6.8 years.

    FAIRPOINT COMMUNICATIONS CORP. STOCK INCENTIVE PLAN

    In December 1998, the Company adopted the Carrier Services' Plan for employees of its subsidiary, Carrier Services. Under the Carrier Services' Plan, participating employees were granted options to purchase common stock of Carrier Services at exercise prices not less than the market value of Carrier Services' common stock at the date of the grant. The Carrier Services' Plan authorized grants of options to purchase up to 1,000,000 shares of authorized, but unissued common stock. All stock options had 10 year terms and vested in 25% increments on the second, third, fourth, and fifth

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(11) STOCK OPTION PLANS (CONTINUED)

anniversaries of an individual grant. In the event of a change in control, outstanding options would vest immediately.

    The per share weighted average fair value of stock options granted under the Carrier Services' Plan during 2000 was $11.80 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a risk-free interest rate of 6.68%, and an estimated option life of 10 years. Because Carrier Services was nonpublic on the date of the grant, no assumption as to the volatility of the stock price was made.

    Stock option activity for 2000 under the Carrier Services' Plan is summarized as follows:

                                                                2000
                                                              --------
Outstanding at January 1, 2000..............................   885,500
  Granted...................................................    40,000
  Exercised.................................................        --
  Canceled or forfeited.....................................  (925,500)
                                                              --------
Outstanding at December 31, 2000............................        --
                                                              ========

    See Note 10 for a description of the cancellation of the majority of options granted under the Carrier Services' Plan during 2000.

    FAIRPOINT COMMUNICATIONS, INC. 2000 EMPLOYEE STOCK OPTION PLAN

    In May 2000, the Company adopted the FairPoint Communications, Inc. 2000 Employee Stock Option Plan (2000 Plan). The 2000 Plan provided for grants to members of management of up to 10,019,200 options to purchase Class A common stock, at the discretion of the compensation committee. During 2002, the Company amended the 2000 Plan to limit the number of shares available for grant to 2,365,510. Options granted under the 2000 Plan may be of two types:
(i) incentive stock options and (ii) nonstatutory stock options. Unless the compensation committee shall otherwise specify at the time of grant, any option granted under the 2000 Plan shall be a nonstatutory stock option.

    Under the 2000 Plan, unless otherwise determined by the compensation committee at the time of grant, participating employees are granted options to purchase Class A common stock at exercise prices not less than the market value of the Company's Class A common stock at the date of grant. Options have a term of 10 years from date of grant. Options vest in increments of 10% on the first anniversary, 15% on the second anniversary, and 25% on the third, fourth, and fifth anniversaries of an individual grant. Subject to certain provisions, in the event of a change of control, the Company will cancel each option in exchange for a payment in cash of an amount equal to the excess, if any, of the highest price per share of Class A common stock offered in conjunction with any transaction resulting in a change of control over the exercise price for such option.

    On August 3, 2001, the Company made an offer to its employees to cancel their existing options issued under the 2000 Plan in exchange for new options to be granted on the date that is on or after six months and one day following the expiration date of the offer. As a result of this offer, 3,274,935 options were canceled. The remaining shares outstanding under this plan were forfeited during 2001. On March 13, 2002, 880,819 stock options were issued under this exchange offer.

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(11) STOCK OPTION PLANS (CONTINUED)

    Stock option activity for 2000, 2001, and 2002 under the 2000 Plan is summarized as follows:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                                OPTIONS     EXERCISE
                                                              OUTSTANDING    PRICE
                                                              -----------   --------
Outstanding at January 1, 2000..............................          --     $   --
  Granted...................................................   5,665,674      13.12
  Exercised.................................................          --         --
  Canceled or forfeited.....................................  (1,668,533)     13.12
                                                              ----------
Outstanding at December 31, 2000............................   3,997,141      13.12
  Granted...................................................          --         --
  Exercised.................................................          --         --
  Canceled or forfeited.....................................  (3,997,141)     13.12
                                                              ----------
Outstanding at December 31, 2001............................          --         --
  Granted...................................................   1,337,109       7.00
  Exercised.................................................          --         --
  Canceled or forfeited.....................................    (116,368)      7.00
                                                              ----------
Outstanding at December 31, 2002............................   1,220,741       7.00
                                                              ==========
Stock options available to grant at December 31, 2002.......   1,144,769
                                                              ==========

    The remaining contractual life for the options outstanding at December 31, 2002 was 9.3 years, and 197,507 options were exercisable.

    The per share weighted average fair value of stock options granted under the 2000 Plan during 2000 and 2002 were $1.85 and $2.84, respectively, on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a weighted average risk free interest rate of 6.49% and 5.28% in 2000 and 2002, respectively, and an estimated option life of 10 years. Because the Company was nonpublic on the date of grant, no assumption as to the volatility of the stock price was made.

(12) RELATED PARTY TRANSACTIONS

    The Company has entered into financial advisory agreements with certain equity investors, pursuant to which the equity investors provide certain consulting and advisory services related but not limited to equity financings and strategic planning. The Company paid $1.0 million for each of the years ended December 31, 2000, 2001, and 2002 in such fees to the equity investors and this expense is classified within operating expenses. The agreements also provide that the Company will reimburse the equity investors for travel relating to the Company's boards of directors meetings. The Company reimbursed the equity investors $0.1 million, $0.1 million, and approximately $43,000 for the years ended December 31, 2000, 2001, and 2002, respectively, for travel and related expenses. Per the financial advisory agreements, the advisory and consulting fees to be paid to each of the principal shareholders through December 31, 2006 is $0.5 million per annum. In January 2000, the Company

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(12) RELATED PARTY TRANSACTIONS (CONTINUED)

entered into an agreement whereby the Company must obtain consent from its two principal shareholders in order to incur debt in excess of $5.0 million.

    In 2000, a law firm in which a partner of such law firm is a director of the Company, was paid $1.5 million, of which $0.3 million was for general counsel services, $1.1 million was for services related to financings, and $0.1 million was for services related to acquisitions. In 2001, this same law firm was paid $0.8 million, of which $0.3 million was for general counsel services, $0.1 million was for services related to financings, and $0.4 million was for services related to the restructure and discontinuance of the competitive communications operations. In 2002, this same law firm was paid $0.8 million, of which $0.3 million was for general counsel services, $0.3 million was for services related to the discontinuance of the competitive communications operations, and $0.2 million was for services related to acquisitions. All payments made by the Company for general counsel services and unsuccessful acquisition bids are classified within operating expenses on the statement of operations. All payments made for services related to financings have been recorded as debt or equity issue costs. All payments made for services related to successful acquisition bids have been capitalized as direct costs of the acquisitions. All services related to the restructure and discontinuance of the competitive communications operations have been classified in discontinued operations.

(13) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                   FIRST      SECOND     THIRD      FOURTH
                                                  QUARTER    QUARTER    QUARTER    QUARTER
                                                  --------   --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
2001:
  Revenue.......................................  $56,940     57,807     62,556      57,910
  Income (loss) from continuing operations......   (6,418)    (3,213)   (11,027)     (2,691)
  Net income (loss).............................  (58,964)   (23,849)   (26,642)   (102,145)
2002:
  Revenue.......................................  $58,425     56,780     59,068      61,587
  Income (loss) from continuing operations......    5,501     (7,225)      (793)     (3,744)
  Net income (loss).............................    5,501     11,083        933       4,278

    In the first quarter of 2001, the Company recognized a restructuring charge of $33.6 million, which is included in discontinued operations. In the fourth quarter of 2001, the Company recognized a loss of $95.3 million for the disposal of its competitive communications business, which is included in discontinued operations.

    In the second quarter of 2002, the Company recorded a gain in discontinued operations of $17.5 million related to the extinguishment of debt and settlement of its interest rate swap agreements. In the second, third, and fourth quarters of 2002, the Company recorded a noncash charge of $5.6 million, $1.8 million and $0.8 million, respectively, related to the other than temporary decline in market value of its Choice One common stock. In the fourth quarter of 2002, the Company recorded a noncash charge of $4.4 million related to the other than temporary decline in market value of investments accounted for under the equity method. During the fourth quarter of 2002, the Company identified errors in the fair value calculations of the interest rate swaps and recorded an adjustment of

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(13) QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)

$0.9 million to increase expense that related to prior periods. The effect of this entry was not material to previously reported results.

(14) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

    CASH, ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE, AND DEMAND NOTES PAYABLE

    The carrying amount approximates fair value because of the short maturity of these instruments.

    INVESTMENTS

    Investments classified as available for sale and trading are carried at their fair value which approximates $8.6 million and $0.6 million, respectively, at December 31, 2001 and $0.6 million and $0.5 million, respectively, at December 31, 2002 (see Note 5 and Note 8).

    LONG-TERM DEBT

    The fair value of the Company's long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities. At December 31, 2001 and 2002, the Company had long-term debt with a carrying value of $907.6 million and $804.2 million, respectively, and estimated fair values of $860.0 million and $683.6 million, respectively.

    REDEEMABLE PREFERRED STOCK

    The fair value of the Company's redeemable preferred stock is estimated utilizing a cash flow analysis at a discount rate equal to rates available for debt with terms similar to the preferred stock. At December 31, 2002, the Company's carrying value and estimated fair value of its redeemable preferred stock was $90.3 million and $68.1 million, respectively.

    LIMITATIONS

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(15) REVENUE CONCENTRATIONS

    Revenues for interstate access services are based on reimbursement of costs and an allowed rate of return. Revenues of this nature are received from NECA in the form of monthly settlements. Such revenues amounted to 24.9%, 26.8%, and 26.7% of the Company's total revenues from continuing operations for the years ended December 31, 2000, 2001, and 2002, respectively.

(16) REVENUE SETTLEMENTS

    Certain of the Company's telephone subsidiaries participate in revenue sharing arrangements with other telephone companies for interstate revenue and for certain intrastate revenue. Such sharing

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 2000, 2001, AND 2002

(16) REVENUE SETTLEMENTS (CONTINUED)

arrangements are funded by toll revenue and/or access charges within state jurisdiction and by access charges in the interstate market. Revenues earned through the various sharing arrangements are initially recorded based on the Company's estimates. The Company recognized $2.2 million, $7.2 million, and $3.1 million of revenue for settlements and adjustments related to prior years during 2000, 2001, and 2002, respectively.

(17) OPERATING LEASES

    Future minimum lease payments under noncancellable operating leases as of December 31, 2002 are as follows:

                                                              CONTINUING   DISCONTINUED
                                                              OPERATIONS    OPERATIONS
                                                              ----------   ------------
                                                               (DOLLARS IN THOUSANDS)
Year ending December 31:
  2003......................................................    $1,176         2,868
  2004......................................................       869         2,710
  2005......................................................       221         2,447
  2006......................................................        26         2,608
  2007......................................................        20         2,335
  Thereafter................................................        --         2,641
                                                                ------        ------
    Total minimum lease payments............................    $2,312        15,609
                                                                ======
Less estimated rentals to be received under subleases.......                  (7,974)
                                                                              ------
    Estimated minimum lease payments included in liabilities
      of discontinued operations............................                  $7,635
                                                                              ======

    Total rent expense from continuing operations was $3.1 million, $3.4 million, and $3.1 million in 2000, 2001, and 2002, respectively.

(18) COMMITMENT WITH TELECOMMUNICATION COMPANY

    The Company has an agreement with Global Crossing Bandwidth, Inc. (Global Crossing) to use Global Crossing's network in its delivery of telecommunication services. This agreement, entered into in August 2002, requires monthly net usage commitments of $100,000 for months one through three, $150,000 for months four through six, $200,000 for months seven through nine, $225,000 for months ten through twelve, and $250,000 for months thirteen through twenty-four, for a total of $5,025,000. In the event such monthly commitments are not met, the Company is required to pay the shortfall. Shortfalls in usage commitments, if any, are recorded as operating expenses in the period identified. As of December 31, 2002, there have been no shortfalls.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             FAIRPOINT COMMUNICATIONS, INC.


                                             By: /s/ Walter E. Leach, Jr.
                                               --------------------------------
                                               Name:  Walter E. Leach, Jr.
                                               Title: Senior Vice President and
                                                      Chief Financial Officer


Date: March 4, 2003